UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
  Preliminary Proxy Statement
☐
  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒
  Definitive Proxy Statement
☐
  Definitive Additional Materials
☐
  Soliciting Material Pursuant to §240.14a-12
AMYRIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
  No fee required.
☐
  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
  Title of each class of securities to which transaction applies:

(2)
  Aggregate number of securities to which transaction applies:

(3)
  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
  Proposed maximum aggregate value of transaction:

(5)
  Total fee paid:

☐
  Fee paid previously with preliminary materials.
☐
  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)
  Amount Previously Paid:

(2)
  Form, Schedule or Registration Statement No.:

(3)
  Filing Party:

(4)
  Date Filed:

Dear Amyris stockholder:
You are cordially invited to attend our 2014 Annual Meeting of Stockholders to be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect Class I directors, hold an advisory vote on executive compensation, approve an amendment to our certificate of incorporation to increase our authorized shares, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and approve the issuance of senior secured convertible promissory notes pursuant to NASDAQ Marketplace rules.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card or voter instruction form. Voting by any of these methods will ensure that you are represented at the annual meeting.
On behalf of the Board of Directors, I want to thank you for your continued support of Amyris. We look forward to seeing you at the meeting.

John Melo
President and Chief Executive Officer
Emeryville, California
April 14, 2014

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2014
The 2014 Annual Meeting of Stockholders of Amyris, Inc. will be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California for the following purposes:
1.
  To elect the four Class I directors nominated by our Board of Directors (or the Board) and named herein to serve on the Board for a three-year term.
2.
  To hold a non-binding advisory vote on the compensation of our named executive officers.
3.
  To approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.
4.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
5.
  To approve the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635.
6.
  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The board of directors has fixed the record date for the annual meeting as April 9, 2014. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the ten days prior to the meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors, the non-binding advisory vote on named executive officer compensation, approval of the amendment to our certificate of incorporation and approval of the issuance of senior secured convertible promissory notes as required by NASDAQ Marketplace rules. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2014: the Proxy Statement and our 2013 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2014.

By Order of the Board,

Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April 14, 2014

Table of Contents

Table of Contents	i
Information Regarding Solicitation and Voting	1
Questions and Answers	1
Forward-Looking Statements	5
Proposal 1 — Election of Directors	6
General	6
Vote Required and Board Recommendation	6
Business Experience and Qualifications of Directors	7
Arrangements Concerning Selection of Directors	10
Independence of Directors	11
Board Leadership Structure	12
Role of the Board in Risk Oversight	12
Meetings of the Board and Committees	13
Committees of the Board	14
Stockholder Communications with Directors	18
Proposal 2 — Non-Binding Advisory Vote on Compensation of Named Executive Officers	19
Vote Required and Board Recommendation.	20
Proposal 3 — Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares	21
General	21
Vote Required and Board Recommendation	21
Purpose of Proposed Amendment	22
Potential Adverse Effects of Proposed Amendment	22
Risks to Stockholders of Non-Approval	23
Interests of Our Directors and Executive Officers in the Amendment	23
Text of Proposed Amendment	24
Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	25
General	25
Vote Required and Board Recommendation	25
Independent Registered Public Accounting Firm Fee Information	25
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm	26
Report of the Audit Committee*	26
Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635	27
General	27
Vote Required and Board Recommendation	27
Purpose of Proposal 5 — NASDAQ Stockholder Approval Requirement	29
Terms of the Private Placement of the Remaining Notes	29
Summary of the Terms of the Total Purchase Agreement	29
Description of Remaining Notes	30
Use of Proceeds	31

i

ii

AMYRIS, INC.

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (referred to as “Amyris”, the “Company”, “we”, “us”, or “our”), for our 2014 Annual Meeting of Stockholders to be held at 3:00 p.m. Pacific Time on Monday, May 12, 2014, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April 14, 2014 to stockholders entitled to vote at the annual meeting.
Information Regarding Solicitation and Voting
Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (or Intermediaries) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2014

      The Securities and Exchange Commission’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access Amyris’ annual report and proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since, based on timing considerations for the 2014 annual meeting, we are mailing full sets of proxy materials to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.

      The proxy materials, including this Proxy Statement and our annual report to stockholders, and a means to vote your shares are available at http://www.allianceproxy.com/amyris/2014. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers
Who can vote at the meeting?
The Board set April 9, 2014, as the record date for the meeting. If you owned shares of our common stock as of the close of business on April 9, 2014, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 9, 2014, there were 77,646,658 shares of our common stock outstanding and entitled to vote.
What is the quorum requirement for the meeting?
The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
As of the record date of April 9, 2014, there were 77,646,658 shares of our common stock outstanding and entitled to vote, which means that holders of 38,823,330 shares of our common stock must be present in person or by proxy for there to be a quorum.
What proposals will be voted on at the meeting?
There are five proposals scheduled to be voted on at the meeting:
•
  Proposal 1 — Election of the four Class I directors nominated by the Board and named herein to serve on the Board for a three-year term.
•
  Proposal 2 — A non-binding advisory vote on the compensation of our named executive officers (commonly referred to as a “say-on-pay” vote).
•
  Proposal 3 — Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 to 305,000,000 and the number of authorized shares of common stock from 200,000,000 to 300,000,000.
•
  Proposal 4 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
•
  Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635.
No appraisal or dissenters’ rights exist for any action proposed to be taken at the meeting. We will also consider any other business that properly comes before the meeting. As of the date of this Proxy Statement, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•
  FOR each of the director nominees named in this Proxy Statement;
•
  FOR the non-binding advisory vote on the compensation of our named executive officers;
•
  FOR the proposed amendment to our certificate of incorporation;
•
  FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
•
  FOR the proposed issuance of $21,700,000 in aggregate principal amount of senior secured convertible promissory notes.
How do I vote my shares in person at the meeting?
If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.
If your shares are held in a brokerage account or by another Intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.
•
  Voting by Internet or telephone.   You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
•
  Voting by mail.   You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.
What happens if I do not give specific voting instructions?
If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1 (which requires a plurality of votes properly cast in person or by proxy) and 2 and 5 (which each require a majority of the votes cast on such proposal), assuming that a quorum is obtained, and will have the effect of a vote against Proposal 3.
Which proposals are considered “routine” and which are considered “non-routine”?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Proposal 4) is considered routine under applicable rules. The election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 2), the approval of the proposed amendment to our certificate of incorporation (Proposal 3) and the approval of the proposed issuance of senior secured convertible promissory notes (Proposal 5), are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposals 1, 2, 3 and 5.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and, other than with respect to Proposal 4 which should not have broker non-votes given that it is considered a routine proposal, any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for Proposals 2 and 5 and will not count for or against such proposals, but will have the same effect as an “Against” vote for Proposal 3.
What is the vote required to approve each of the Board’s proposals?
•
  Proposal 1 — Election of the Board’s four nominees for director. The four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.
•
  Proposal 2 — Approval of a non-binding advisory vote of the compensation of our named executive officers. This proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against this proposal.
•
  Proposal 3 — Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares. The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal.
•
  Proposal 4 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
•
  Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635. This proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against this proposal.
How can I revoke my proxy and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 11:59 p.m. Pacific Time on May 11, 2014 — your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.
How can I find out the voting results of the meeting?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the Securities and Exchange Commission within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations, our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals, and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Periodic Reports on Form 8-K. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 —
Election of Directors
General
Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 10 and the Board is divided into three classes with staggered three-year terms:
•
  Class I directors, whose initial term expires at this annual meeting and who are nominated for re-election;
•
  Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2015;
•
  Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2016.
In accordance with the certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as equally as reasonably possible. As of the date of this Proxy Statement, there are four Class I seats, three Class II seats, and three Class III seats constituting the 10 seats on the Board.
Stockholders are being asked to vote for the four Class I nominees listed below to serve until our 2017 Annual Meeting of Stockholders and until each such director’s successor has been elected and qualified, or each such director’s earlier death, resignation or removal. The nominees are all current directors of Amyris. Dr. Duyk was appointed by the unanimous written consent of the Board in May 2012. Dr. Duyk previously served on the Board from May 2006 to May 2011. Two of the four (Mr. Reinach and Ms. Piwnica) were appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and served on the board of directors of our California corporation predecessor. Ms. Piwnica was also later named to serve on the Board as a designee by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar (“Naxos”) in 2012 under an agreement between Amyris and Naxos. HH Sheikh Abdullah bin Khalifa Al Thani (“HH”) was appointed by the unanimous written consent of the Board in 2012 and was designated by Biolding Investment SA (“Biolding”), a company HH controls, to serve on the Board under an agreement between Amyris and Biolding.
Vote Required and Board Recommendation
Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the four Class I nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the four nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the four nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee up for election is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors
The following tables and biographies set forth information as of March 15, 2014 for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:
Nominees for Election as Class I Directors for a Term Expiring in 2017

Name	Age	Amyris Offices and Positions
Geoffrey Duyk, M.D., Ph.D.	54	Director, Member of Audit Committee
Carole Piwnica	56	Director, Chair of Leadership Development and Compensation Committee and Member of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	57	Director, Member of Audit Committee
HH Sheikh Abdullah bin Khalifa Al Thani	54	Director

Dr. Geoffrey Duyk has been a member of the Board since May 2012. Dr. Duyk previously served on the Board from May 2006 to May 2011. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, and Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Mr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.
Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and affiliate of Tate & Lyle Plc, from 1996 to 2000. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, a member of the board of directors of Toepfer Gmbh from 1996 until 2010 and a member of the board of directors of Louis Delhaize (retail, Belgium) from 2010 until 2013. In 2010, she was appointed as a member of the boards of Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar association of the state of New York, USA, since 1985 and was a member of the bar association of Paris, France from 1988 until 2013. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.
Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011 and has served as a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, since June 2010. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and

.ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.
HH Sheikh Abdullah bin Khalifa Al Thani has been a member of the Board since March 2012. HH has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. HH has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. HH graduated from the Royal Military Academy Sandhurst. HH brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.
Incumbent Class II Directors with a Term Expiring in 2015

Name	Age	Amyris Offices and Positions
Nam-Hai Chua, Ph.D.	69	Director, Member of Leadership Development and Compensation Committee
John Melo	48	Director, President and Chief Executive Officer
R. Neil Williams	61	Director, Chair of Audit Committee

Dr. Nam-Hai Chua has been a member of the Board since June 2012. Professor Chua has been Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at Rockefeller University since 1981. Previously, he served as Associate Professor (1977 – 1981), Assistant Professor (1971 – 1977), and Research Associate (1971 – 1973) at the same university. From 1969 to 1971, he served as Lecturer in the Department of Biochemistry of the Singapore Medical School. Professor Chua was a director of Delta and Pine Land (DLP) from 1993 until it was sold to Monsanto in 2007. He also served as a director of Arpida Ltd. (Muechenstein, Switzerland) from 2004 to 2008 and as chairman of its compensation committee from 2006 to 2008. He has been a director of Temasek Life Sciences Laboratory, Singapore, and chairman of its Strategic Research Program, since 2003, and was appointed Deputy Chairman, Management Board of Temasek Life Sciences Laboratory in October 2012. Professor Chua received his Bachelor of Science degree from the University of Singapore, and Master of Arts and Doctor of Philosophy degrees from Harvard University. Professor Chua provides the Board with insight into the fundamental science behind our technology, including the molecular biology and genetics underlying our strain engineering efforts.
John Melo has nearly three decades of combined experience as an entrepreneur and thought leader in the global fuels industry and technology innovation. Mr. Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior executive positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of BayBio. Mr. Melo was formerly an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in designing the fuels value chain, shaping strategic direction and business transactions, and in building teams to drive innovation.

R. Neil Williams has been a member of the Board since May 2013. Mr. Williams has served as Senior Vice President and Chief Financial Officer of Intuit Inc. since January 2008. He is responsible for all financial aspects of Intuit, including corporate strategy and business development, investor relations, financial operations and real estate. Before joining Intuit, Mr. Williams was the Executive Vice President and Chief Financial Officer for Visa U.S.A., Inc. In that role, he led all financial functions for Visa U.S.A., Inc. and its subsidiaries, including financial planning, business planning and financial monitoring. Mr. Williams concurrently served as Chief Financial Officer for Inovant LLC, Visa’s global information technology organization, responsible for global transactions processing and technology development. His previous banking experience includes senior financial positions at commercial banks in the Southern and Midwest regions of the United States. Mr. Williams is a certified public accountant and received his Bachelor’s degree in business administration from the University of Southern Mississippi. Mr. Williams’ expertise in accounting, finance and management enables him to provide important insight and guidance to our management team and Board and to serve as chair of our Audit Committee.
Incumbent Class III Directors with a Term Expiring in 2016

Name	Age	Amyris Offices and Positions
Philippe Boisseau	52	Director
John Doerr	62	Director, Chair of Nominating and Governance Committee and Member of Leadership Development and Compensation Committee
Arthur Levinson, Ph.D.	63	Chairman of the Board

Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau has served as President, Supply-Marketing and New Energies and a member of the Executive Committee of Total S.A., a French oil and gas company, since January 2012. Previously, Mr. Boisseau served as President of Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), an affiliate of Total S.A. from February 2007 to December 2011. He also previously served as a member of Total S.A.’s Management Committee since January 2005. He served as President, Middle East of Total S.A.’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the U.S. and France. At the beginning of his career, he served in various positions within French government ministries. He graduated from the leading French engineering school, Ecole Polytechnique, and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.
John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of several private companies. In the past five years, Mr. Doerr has also served on the boards of directors of Amazon.com, Inc. and Move, Inc. (formerly Homestore.com, Inc.). Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.
Dr. Arthur Levinson has been a member of the Board since April 2010 and has served as Chairman of the Board since May 2012. Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. In March 2014, Dr. Levinson notified Amyris that effective as of the 2014 annual meeting of stockholders he will resign as a member of the Board. Dr. Levinson has agreed to provide strategic advice and guidance to Amyris following his resignation. Dr. Levinson is chairman of Genentech, Inc. and a member of the Roche Board of Directors. He has been chairman of Genentech since 1999, and he served as chief executive officer of Genentech from 1995 to 2009. Dr. Levinson joined Genentech in 1980 as a research scientist and became vice president, Research Technology in 1989; vice president, Research in

1990; senior vice president, Research in 1992; and senior vice president, Research and Development in 1993. In September 2013, Dr. Levinson was named Chief Executive Officer of Calico, a company focused on health, aging and well-being. Dr. Levinson holds several Board of Directors positions in addition to Amyris, Roche and Genentech. Dr. Levinson was appointed Chairman of the Board of Apple in November 2011. He served as a co-lead director of Apple’s Board of Directors since 2005 and a director since 2000. He is a director of NGM Biopharmaceuticals, Inc. and the Broad Institute of MIT and Harvard. Dr. Levinson was a director of Google, Inc. from 2004 to 2009. Dr. Levinson currently serves on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, the Advisory Council for the Princeton University Department of Molecular Biology and the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics. Dr. Levinson has authored or co-authored more than 80 scientific articles and has been a named inventor on 11 United States patents. Dr. Levinson received the Irvington Institute’s 1999 Corporate Leadership Award in Science and was honored the same year with the Corporate Leadership Award from the National Breast Cancer Coalition. He was inducted into the Biotech Hall of Fame at the 2003 Biotech Meeting of chief executive officers. BusinessWeek named Levinson one of the “Best Managers of the Year” in 2004 – 2005, and Institutional Investor named him “America’s Best CEO” in the biotech category four years in a row (2004 – 2007). In 2006, Princeton University awarded Dr. Levinson the James Madison Medal for a distinguished career in scientific research and in biotechnology. Also in 2006, Barron’s recognized Dr. Levinson as one of “The World’s Most Respected CEOs,” and the Best Practice Institute placed Levinson on their “25 Top CEOs” list. In 2008, Dr. Levinson was elected as a Fellow to the American Academy of Arts & Sciences. In 2010, Dr. Levinson was honored by the Biotechnology Industrial Organization with the Biotechnology Heritage Award and by the San Francisco Exploratorium with their Director’s Award. In 2011, Dr. Levinson received the American Association for Cancer Research Margaret Foti Award for Leadership and Extraordinary Achievements in Cancer Research, and in 2012 he received the Cold Spring Harbor Laboratory Double Helix Medal. Dr. Levinson received his Bachelor of Science degree from the University of Washington and earned a doctorate in Biochemical Sciences from Princeton University. Dr. Levinson’s experience with the biotechnology industry has enabled him to provide insight and guidance to our management team and the Board.
Arrangements Concerning Selection of Directors
There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting other than our arrangements with Biolding regarding the nomination of HH described below and our arrangements with Naxos regarding the nomination of Ms. Piwnica.
HH was designated to serve on the Board by Biolding, an affiliate of HH, under a letter agreement (the “Letter Agreement”) we entered into in February 2012 in connection with a private placement of our common stock. In connection with such financing, we agreed to appoint one person designated by Biolding to serve as a member of the Board, and to use reasonable efforts consistent with the Board’s fiduciary duties, to cause the director designated by Biolding to be re-nominated by the Board in the future. These designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock.
Under the Letter Agreement, we also agreed to appoint one person designated by each of Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, and Maxwell (Mauritius) Pte Ltd (“Maxwell”), which were additional purchasers in the February 2012 common stock offering. Naxyris SA purchased 1,730,103 shares of our common stock and Maxwell purchased 2,595,155 shares our common stock in the offering. Naxyris SA designated Ms. Piwnica (who was already on the Board) to serve as the Naxyris SA representative on the Board, and Maxwell designated Dr. Chua to serves as the Maxwell representative on the Board. These designation rights terminate upon a sale of Amyris or, as applicable, Naxyris SA holding less than 1,730,103 shares of our common stock and Maxwell holding less than 2,595,155 shares of our common stock.
Mr. Doerr was appointed to the Board by Kleiner Perkins Caufield & Byers pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Mr. Doerr continues to serve on the Board and we expect him to continue to serve as a director until his resignation or until his successor is duly elected by the holders of our common stock.

Mr. Boisseau was designated to serve on the Board by Total under a letter agreement between Amyris and Total. As of March 15, 2014, Total beneficially owned 13,617,212 shares of our common stock, representing approximately 17.7% of our outstanding common stock. In June 2010, we issued Series D preferred stock to Total that converted into shares of our common stock upon the completion of our initial public offering in September 2010. In connection with such equity investment, we agreed to appoint a person designated by Total to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris.
Independence of Directors
Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo is not deemed independent because he is an Amyris employee. The Board did not find Mr. Boisseau to be independent because he is an officer of Total S.A., an affiliate of Total (with which we have a joint venture arrangement that may involve annual payments exceeding 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”).
The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered certain relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities as a director. The following is a description of these relationships:
•
  Dr. Chua was designated to serve as our director by Maxwell. As of March 15, 2014, Maxwell beneficially owned 10,353,478 shares of our common stock, which represented approximately 13.4% of our outstanding common stock. Dr. Chua is a project director for the Temasek Life Sciences Institute (a subsidiary of Temasek, which is affiliated with Maxwell) and Deputy Chairman, Board of Directors, for the Temasek Life Sciences Laboratory. He is also Chief Scientific Advisor of Wilmar International Limited, a collaboration partner of Amyris.
•
  Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2014, KPCB Holdings, Inc. as nominee for entities affiliated with Kleiner Perkins Caufield & Byers held 4,183,224 shares of our common stock, which represented approximately 5.4% of our outstanding common stock. In addition, as of March 15, 2014, Mr. Doerr beneficially owned 7,037,492 shares of our common stock (including 3,792,510 shares held by KPCB Holdings, Inc. as nominee, and 3,244,982 other shares beneficially owned by Mr. Doerr, including shares issued directly to Mr. Doerr and held by a trust and an investment entity under Mr. Doerr’s control), which represented approximately 9.1% of our outstanding common stock.

•
  Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. As of March 15, 2014, TPG Biotechnology Partners II, L.P. beneficially owned 3,978,660 shares of our common stock, which represented approximately 5.2% of our outstanding common stock.
•
  Ms. Piwnica was designated to serve as our director by Naxyris SA. As of March 15, 2014, Naxyris SA beneficially owned 5,639,398 shares of our common stock, which represented approximately 7.3% of our outstanding common stock.
•
  Dr. Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of March 15, 2014, Lit Tele was the record owner of 1,463,793 shares of our common stock, representing approximately 1.9% of our outstanding common stock. Additionally, Dr. Reinach is the sole director of Sualk Capital Ltd, which purchased 170,397 shares of our common stock in private placement offerings during 2012.
•
  HH indirectly owns, and was designated to serve as our director by, Biolding. As of March 15, 2014, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 9.7% of our outstanding common stock.
Maxwell, Naxyris SA, TPG Biotechnology Partners II, L.P., entities affiliated with KPCB Holdings, Inc. and Lit Tele LLC, purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from May 2006 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Nam-Hai Chua, John Doerr, Geoffrey Duyk, Arthur Levinson, Carole Piwnica, Fernando de Castro Reinach, HH and R. Neil Williams.
Board Leadership Structure
Our Board is composed of our Chief Executive Officer, John Melo, and nine non-management directors. Arthur Levinson, one of our independent directors, currently serves the principal Board leadership role as the Board’s Chairman. Our Board expects to appoint an independent director as Chairman following Dr. Levinson’s resignation from the Board effective as of the 2014 Annual Meeting. The Board does not have any policy that the Chair must necessarily be separate from the chief executive officer, but the Board appointed Dr. Levinson as Chairman in May 2012; Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. Dr. Levinson’s (and his successor’s) responsibilities as Chairman include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on chief executive officer performance and providing feedback to the chief executive officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate. The Board believes that having an independent Chair helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.
Role of the Board in Risk Oversight
We consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has adopted an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:
•
  The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.
•
  The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.
•
  The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.
The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.
Meetings of the Board and Committees
During fiscal year 2013, our Board had seven meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively had 22 meetings. With the exception of HH, who attended four of seven meetings of the Board during fiscal year 2013, each incumbent director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal year 2013. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. Two directors attended our 2013 annual meeting of stockholders.
The following table provides membership and meeting information for the Board and its committees in fiscal year 2013:

Member of the Board in Fiscal Year 2013	Board	Audit Committee		Leadership Development and Compensation Committee		Nominating and Governance Committee
Ralph Alexander(1)	X	X		Chair	(2)
Philippe Boisseau	X
Nam-Hai Chua, Ph.D.	X			X	(3)
John Doerr	X			X		Chair	(4)
Geoffrey Duyk, M.D., Ph.D.	X	X
Arthur Levinson, Ph.D.	X
John Melo	X
Patrick Pichette(5)	X	Chair		X
Carole Piwnica	X			Chair	(4)	X
Neil Renninger, Ph.D.(6)	X
Fernando de Castro Reinach, Ph.D(7)	X	X
HH Sheikh Abdullah bin Khalifa Al Thani(8)	X
R. Neil Williams	X	Chair	(9)
Total meetings in fiscal year 2012(10)	7	11		7		4

(1)
  Mr. Alexander resigned from the Board in July 2013.

(2)
  Mr. Alexander resigned as Chair of the Leadership Development and Compensation Committee in May 2013.
(3)
  Dr. Chua was appointed to the Leadership Development and Compensation Committee in May 2013 concurrent with Mr. Alexander stepping down from that role.
(4)
  Mr. Doerr was appointed to Chair of the Nominating and Governance Committee in May 2013 concurrent with Ms. Piwnica stepping down from that role. Ms. Piwnica was appointed to Chair of the Leadership Development and Compensation Committee in May 2013 concurrent with Mr. Doerr stepping down from that role.
(5)
  Mr. Pichette resigned from the Board in May 2013.
(6)
  Dr. Renninger resigned from the Board in February 2013.
(7)
  Dr. Reinach was appointed to the Audit Committee in July 2012 concurrent with Mr. Alexander’s resignation.
(8)
  HH attended 4 of 7 Board meetings held during the year.
(9)
  Mr. Williams was appointed to the Board and was named Chair of the Audit committee in May 2013 concurrent with Mr. Pichette’s resignation.
(10)
  Includes one concurrent meeting of the Board, Audit Committee and Leadership Development and Compensation Committee and one concurrent meeting of the Board and Audit Committee.
Committees of the Board
Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.
Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under the rules and regulations of NASDAQ the Securities and Exchange Commission (the “SEC”) rules and regulations. Our Audit Committee is currently composed of three directors: Messrs. Reinach, Williams and Dr. Duyk. Mr. Williams is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Williams is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Williams any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The Audit Committee performs the following functions:
•
  oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

•
  oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;
•
  reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;
•
  facilitates communication among the independent auditors, our financial and senior management, and the Board; and
•
  monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.
In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris, of their concerns regarding questionable accounting or auditing matters (including administration of our whistleblower policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.
Leadership Development and Compensation Committee
Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Mr. Doerr, Ms. Piwnica and Dr. Chua. Ms. Piwnica is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:
•
  reviews and approves the compensation of our executive officers;
•
  reviews and recommends to the Board the compensation of our directors;
•
  reviews and approves the terms of any compensation agreements with our executive officers;
•
  administers our stock and equity incentive plans;
•
  reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and
•
  establishes and reviews our overall compensation strategy.
The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our Annual Report on Form 10-K and Proxy Statement and recommends to the Board whether it be included in the Proxy Statement, and prepares a report of the committee for inclusion in the Annual Report on Form 10-K and Proxy Statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.
The Board has established a Management Committee for Employee Equity Awards, consisting of our Chief Human Resources Officer and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the Board or Leadership Development and Compensation Committee on the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.
Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee engaged Compensia, Inc. as its compensation consultant. (Compensia also served as the committee’s compensation consultant for 2012.) Compensia provided the following services during fiscal year 2013 (or in connection with 2013 compensation):
•
  reviewed and provided recommendations on composition of the peer group, and provided compensation data relating to executives at the selected peer group companies;
•
  conducted a review of the total compensation arrangements for all executive officers of Amyris;
•
  provided advice on executive officers’ compensation, including composition of compensation for base pay, short-term incentive (cash bonus) plan and long-term incentive (equity) plans;
•
  provided advice on executive officers’ cash bonus plan;
•
  assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;
•
  provided advice and recommendations regarding executive prerequisites including our executive severance and change in control plan;
•
  conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee regarding director pay structure;
•
  updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and
Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and peer group pay practices, which services were provided directly to the Leadership Development and Compensation Committee. The committee approved all such services performed by Compensia during 2013 and determined in connection with such approvals that Compensia did not have any relationships with Amyris or any of its officers or directors (other than the approved compensation consulting services) or any conflicts of interest that would impair its independence.
The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow

Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2013 compensation.
Nominating and Governance Committee
Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Mr. Doerr is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Amyris, and to assist the Board with respect to corporate governance matters, including:
•
  identifying, considering and nominating candidates for membership on the Board;
•
  developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and
•
  advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.
The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.
Director Nomination Process
In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:
•
  In the case of incumbent directors, the committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.
•
  In seeking to identify new director candidates, the committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.
The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2015 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our Proxy Statement for the last annual meeting of stockholders, which for our 2015 annual meeting of stockholders is a deadline of December 10, 2014. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Nominations
Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.
Stockholder Communications with Directors
The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Chairman of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

Proposal 2 —
Non-Binding Advisory Vote on Compensation of Named Executive Officers
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the stockholders of Amyris may cast an advisory and non-binding vote at the Annual Meeting in relation to the compensation of our named executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Our practice, which was approved by our stockholders at the 2011 Annual Meeting, is to conduct this non-binding vote on a triennial basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
This proposal is set forth in the following resolution:
RESOLVED, that the stockholders of Amyris, Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this Proxy Statement.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Leadership Development and Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
As described more fully in the Compensation Discussion & Analysis, the Board and the Leadership Development and Compensation Committee believe that our compensation policies, which set forth clear and simple objectives, will yield the best results.
Our objectives are to:
1.
  Attract, retain, and motivate highly talented employees that are key to Amyris’ success.
2.
  Reinforce Amyris’ core values and foster a sense of ownership, urgency and entrepreneurial spirit.
3.
  Link compensation to individual, team, and company performance (as appropriate by employee level).
4.
  Emphasize performance-based compensation for individuals who can most directly impact shareholder value.
5.
  Provide exceptional pay for delivering exceptional results.
We believe our compensation program is aligned with the long-term interests of our stockholders and that our compensation policies provide an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.
Our executive competitive compensation program is designed to enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continue to aim to balance and reward annual and long-term performance with a total compensation package that includes a mix of both cash and equity. Our compensation program is intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. The Compensation Discussion and Analysis set forth on pages 39 – 51 of this Proxy Statement explain our compensation philosophy in greater detail. We urge you to read the Compensation Discussion and Analysis section for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of the named executive officers.

Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.
The Board recommends a vote “FOR” this Proposal 2.

Proposal 3 —
Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares
General
We are asking stockholders to approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.
The additional common stock will have rights identical to our currently outstanding common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we currently have no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
The reason for the proposed amendment is to increase our financial flexibility and to facilitate our ability to continue implementing our employee equity programs at competitive levels. Our cash flow from operations has been, and continues to be, negative. We have reported in our recent quarterly and annual reports on Form 10-Q and 10-K that we need to raise additional operating capital. The Board may determine that the optimal manner for doing so is the sale of equity securities, instruments convertible into equity securities and/or options or rights to acquire equity securities. For example, in 2013, we engaged in multiple financings involving the private placement of our common stock or convertible promissory notes.
As of March 15, 2014, approximately 87.3% of our currently authorized common stock has either been issued, or is reserved for issuance under our equity incentive plans and upon conversion of outstanding convertible promissory notes, after taking into consideration the full potential of interest that accrues and can convert to equity. We do not currently have enough shares authorized to provide for sufficient flexibility to pursue appropriate equity financing opportunities if they arise or to take certain other actions that the Board may determine is in the best interests of Amyris and the best interests of our stockholders.
The Board believes it is desirable for us to have the flexibility to issue, without further stockholder action, additional shares of common stock in excess of the amount that is currently authorized. As is the case with the current authorized, unreserved, but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of common stock become listed, the rules of a stock exchange. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, issuance in repayment of indebtedness and/or issuance pursuant to stock plans relating to options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.
Article IV of our certificate of incorporation, as amended, currently authorizes us to issue up to 205,000,000 shares of stock, with 200,000,000 designated as common stock and 5,000,000 designated as preferred stock. At our 2013 annual meeting of stockholders our stockholders approved the increase of our total authorized shares from 105,000,000 shares to 205,000,000 shares and the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares. In March 2014, the Board approved the advisability of and adopted, subject to stockholder approval, an amendment to Article IV to again increase the total authorized shares and the authorized shares of common stock as described above. This amendment to the certificate of incorporation requires approval of both the Board and our stockholders. Accordingly, we are seeking stockholder approval for the amendment by means of this Proxy Statement.
Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or

“Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” this Proposal 3.
Purpose of Proposed Amendment
Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of March 15, 2014, of our 200,000,000 shares of authorized common stock, 77,038,444 shares were outstanding and 97,573,629 shares were reserved for issuance under our equity plans, outstanding convertible promissory notes and other outstanding rights to acquire common stock. As of March 15, 2014, we had 19,644,669 shares reserved for issuance under our equity incentive plans, 60,000 shares reserved for non-equity incentive plan related options, 1,021,087 shares reserved for issuance under outstanding warrants, and 76,847,873 shares reserved for issuance under outstanding convertible promissory notes, which includes interest convertible to common stock under certain of such notes. This leaves only 25,387,927 shares of common stock that are authorized but not issued and outstanding or reserved for issuance. We also expect to issue up to an aggregate of $21.7 million in senior convertible promissory notes to Total in July 2014 and January 2015. The arrangements with Total are described in more detail below in this Proxy Statement under the caption “Transactions with Related Persons — Total Transactions,” and the number of shares issuable under such senior convertible promissory notes is subject to increase if Proposal 5 is adopted. Please see “Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635.”
The increase in authorized shares of common stock will give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or stock market rules that might require stockholder approval of certain transactions):
•
  financing transactions, such as public or private offerings of common stock or convertible securities;
•
  strategic investments;
•
  partnerships, collaborations and other similar transactions;
•
  debt or equity restructuring or refinancing transactions;
•
  acquisitions;
•
  stock splits or stock dividends; or
•
  any other proper corporate purposes.
The increase will also facilitate our ability to continue implementing our employee equity programs at competitive levels.
Potential Adverse Effects of Proposed Amendment
If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts, and upon terms that the Board may determine, without additional stockholder approval. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing stockholders’ equity interests and could have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline. Current stockholders (other than those who are party to specific rights agreements with us as described under “Transactions with Related Persons”) will not have preemptive rights to purchase additional shares.
In addition to dilution, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Amyris. For example, significant stock and convertible security issuances in connection with a series of private-placement financing efforts since 2012 have resulted in further concentration of ownership of Amyris by related parties during the course of the year, and we expect to undertake additional financing efforts in 2014 and beyond involving issuances of securities to Total and, potentially, other related persons, as described in “Transactions with Related Persons.” Such concentration of ownership could make it more difficult for an unrelated third party to undertake an acquisition of us. The Board is not aware of any actual or contemplated attempt to acquire control of Amyris and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.
Risks to Stockholders of Non-Approval
Because our cash flow from operations has been negative, if the stockholders do not approve this proposal, the Board may be precluded from pursuing a wide range of potential corporate opportunities that might raise necessary cash or otherwise be in the best interests of Amyris and the best interests of our stockholders. This could have a material adverse effect on our business and prospects. We would also face substantial challenges in hiring and retaining employees at all levels, including our executive leadership team, in the near term.
Interests of Our Directors and Executive Officers in the Amendment
Some of our directors are affiliated with entities that may participate in future equity financings that will require issuance or reservation of shares authorized by the proposed amendment to our certificate of incorporation.
•
  Philippe Boisseau was designated to serve on the Board by Total under a letter agreement between Amyris and Total. Mr. Boisseau is an officer of Total S.A., an affiliate of Total, and, as discussed above, Total may acquire additional convertible promissory notes under an existing securities purchase agreement. As of March 15, 2014, Total beneficially owned 13,617,212 shares of our common stock, representing approximately 17.7% of our outstanding common stock. Also as of March 15, 2014, Total beneficially owned convertible promissory notes in an aggregate principal amount of approximately $78.3 million, which may become convertible into up to 24,880,769 shares of our common stock, inclusive of interest which may become convertible to equity (as described in more detail under “Transactions with Related Persons — Total Transactions” below). Under the securities purchase agreements between us and Total, if Total elects to maintain their participation in our fuels collaboration, we may be required to issue up to an additional $21.7 million in convertible promissory notes, which may become convertible into approximately an additional 5,279,805 shares of our common stock, assuming the amendment to the conversion price set forth in this Proxy Statement as part of Proposal 5 is approved by stockholders.
•
  Biolding, Maxwell, Naxyris SA and Sualk Capital Ltd. each of which has relationships to our directors as described above under “Proposal 1 — Election of Directors — Independence of Directors” all hold a right of first investment that allows them to participate in specified future securities offerings (pro rata based on their percentage ownership of then-outstanding common stock).
•
  Total holds pro rata rights with respect to specified future securities offerings as described under “Transactions with Related Persons — Total Transactions — Pro Rata Rights.”

Text of Proposed Amendment
If this proposal is approved, we will amend our certificate of incorporation by replacing the current Article IV, Section 1 in its entirety as follows:
“1. Total Authorized.   The total number of shares of all classes of stock that the corporation has authority to issue is Three-Hundred and Five Million (305,000,000) shares, consisting of two classes: Three-Hundred Million (300,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”
The amendment will become effective when a certificate of amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware.

Proposal 4 —
Ratification of Appointment of Independent Registered Public Accounting Firm
General
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Amyris and our stockholders.
Vote Required and Board Recommendation
Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as negative votes.
The Board recommends a vote “FOR” this Proposal 4.
Independent Registered Public Accounting Firm Fee Information
During fiscal years 2013 and 2012, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2013 and December 31, 2012 (in thousands):

	Fiscal Year Ended
Fee Category	2013	2012
Audit Fees	$1,527	$1,458
Audit-Related Fees	72	105
Tax Fees	9	10
All Other Fees	—	—
Total Fees	$1,608	$1,573

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. The Audit Fees for fiscal year 2012 was updated to $1,458,000 from $1,368,000 as previously reported, to reflect the actual amount incurred for services rendered for that period.
The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2013 and 2012 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The audit-related fees above billed in the fiscal year ended December 31, 2012 included due diligence services relating to certain transactions.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning. The fees related to tax services from PricewaterhouseCoopers LLP in the year ended December 31, 2012 related to annual income tax return review and annual transfer pricing calculations for our subsidiary, Amyris Brasil Ltda.
The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2013 or 2012.
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.
In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the due diligence services described above under “Audit-Related Fees” and the tax services described above under “Tax Fees” (each of which were pre-approved by the Audit Committee in accordance with its policy) no non-audit services were provided by PricewaterhouseCoopers LLP in 2013 or 2012.
All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2013 and 2012 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.
Report of the Audit Committee*
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2013. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Amyris, Inc. Audit Committee of the Board
R. Neil Williams (Chair)
Geoffrey Duyk
Fernando Reinach

*
  The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.

Proposal 5 —
Approval of the Issuance of up to $21,700,000 Aggregate Principal Amount of Senior Secured Convertible Promissory Notes in a Private Placement Transaction and the Issuance of the Common Stock Issuable Upon Conversion of Such Notes in Accordance with NASDAQ Marketplace Rule 5635.
General
As described in more detail below under “Transactions with Related Persons — Total Transactions,” in July 2012 we amended our collaboration agreement with Total and in connection with such amendment we entered into a Securities Purchase Agreement with Total (which is an affiliate of our director, Philippe Boisseau, and who beneficially owned approximately 17.8% of our outstanding common stock as of December 31, 2013) dated July 30, 2012 (the “Total Purchase Agreement”), pursuant to which Total agreed to purchase $105 million in aggregate principal amount of convertible promissory notes, subject to the terms and conditions set forth in the Total Purchase Agreement. As of July 2013, we had issued $83.3 million in aggregate principal amount of convertible promissory notes to Total pursuant to the Total Purchase Agreement and $21.7 million in aggregate principal amount of senior secured convertible promissory notes remains subject to issuance to Total in accordance with the terms and conditions of the Total Purchase Agreement. These conditions include the provision that Total not elect in July 2014 not to proceed with the collaboration program with us, which we refer to as a “No-Go decision.” We refer in this section to such remaining $21.7 million principal amount of secured convertible promissory notes, as the “Remaining Notes.” The Remaining Notes are issuable in equal $10.85 million installments by no later than July 31, 2014 and January 31, 2015, respectively. See “Transactions with Related Persons — Total Transactions” for additional details on the funding history pursuant to the Total Purchase Agreement and the collaboration agreement.
Pursuant to a letter agreement entered into on April 1, 2014 and dated as of March 29, 2014 between Amyris and Total (the “March 2014 Letter Agreement”), we have agreed to (i) amend the conversion price of the Remaining Notes from $7.0682 to $4.11 (the “New Conversion Price”) subject to stockholder approval of this Proposal 5, (ii) extend the period under which Total may exchange for other Amyris securities certain outstanding convertible promissory notes issued under the Total Purchase Agreement from June 30, 2014 to the later of December 31, 2014 and the date on which Amyris shall have raised $75 million of equity and convertible debt financing (excluding any convertible promissory notes issued pursuant to the Total Purchase Agreement), (iii) eliminate our ability to qualify, in a disclosure letter to Total, certain of the representations and warranties that we must make at the closing of any sale of the Remaining Notes, and (iv) provide Total with monthly reporting on our cash, cash equivalents and short-term investments. In consideration of these agreements, Total has agreed to waive its right not to consummate the closing of the issuance of the Remaining Notes if it decides not proceed with the collaboration and makes a “No-Go” decision with respect thereto, subject to our obtaining stockholder approval of the issuance of the Remaining Notes at the reduced conversion price.
We are asking stockholders to approve the issuance of the Remaining Notes with the New Conversion Price in accordance with NASDAQ Marketplace Rule 5635. The closing of the sale of the initial $10.85 million in aggregate principal amount of Remaining Notes is expected to occur upon satisfaction of certain closing conditions, including stockholder approval of the issuance of the Remaining Notes at the annual meeting, but by no later than July 31, 2014 and the closing of the sale of the remaining $10.85 million in aggregate principal amount of Remaining Notes is expected to occur upon satisfaction of certain closing conditions, including stockholder approval of the issuance of the Remaining Notes at the annual meeting, but by no later than January 31, 2015.
Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 5 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” this Proposal 5.
The Board determined (with Mr. Boisseau abstaining from the discussion and the approval of the Board), upon the recommendation of the Audit Committee that Proposal 5 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 5.
In reaching its determination to approve Proposal 5, the Audit Committee and Board, with advice from our management and legal advisors, considered a number of factors, including:
•
  the fact that the proceeds from the issuance of the Remaining Notes will enable us to advance our strategic direction;
•
  our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;
•
  our view that the proceeds from the issuance of the Remaining Notes will enhance our balance sheet;
•
  the fact that our management and certain of our directors have explored financing options with other potential investors and are not aware of an ability for us to obtain timely financing commitments needed for our ongoing cash requirements on comparable or better terms to the issuance of the Remaining Notes, or at all;
•
  the fact that the removal of the closing condition that Total does not make a “No-Go” decision increases the likelihood that the Remaining Notes will be issued; and
•
  the fact that our stockholders would have an opportunity to approve the issuance of the Remaining Notes at the new conversion price.
The Audit Committee and the Board also considered the following factors adverse to the issuance of the Remaining Notes:
•
  the fact that our stockholders who are not participating in the issuance of the Remaining Notes with the New Conversion Price may be diluted and the value of our common stock could be diluted upon conversion of the Remaining Notes;
•
  the fact that the reduced conversion price for Remaining Notes will, effectively, given the conversion terms, including a “make whole” provision, of the Remaining Notes, be at a discount to the market price on the date Amyris entered into the March 2014 Letter Agreement agreeing to issue the Remaining Notes at the reduced conversion price subject to the terms and conditions set forth therein and in the Total Purchase Agreement;
•
  the fact that the ownership by Total of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our company; and
•
  the fees and expenses to be incurred by us in connection with the issuance of the Remaining Notes.
In view of the variety of factors considered in connection with the evaluation of the issuance of the Remaining Notes with the New Conversion Price and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.
After evaluating these factors for and against the issuance of the Remaining Notes with the New Conversion Price, and based upon their knowledge of our business, financial condition and prospects, and the view of our management, following the separate approval and the recommendation of the Audit Committee, the Board concluded (with Mr. Boisseau abstaining from the discussion and the approval of the Board) that the issuance of the Remaining Notes with the New Conversion Price is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 5 at the Special Meeting.

Purpose of Proposal 5 — NASDAQ Stockholder Approval Requirement
Our common stock is listed on NASDAQ and trades under the ticker symbol (AMRS). The rules governing companies with securities listed on NASDAQ require stockholder approval prior to the issuance of securities when the issuance or potential issuance of securities will result in a change of control of Amyris. This requirement is set forth in NASDAQ Marketplace Rule 5635(b). NASDAQ defines a change of control as occurring when, as a result of an issuance, an investor or a group would own, or have the right to acquire 20% or more of the outstanding shares of common stock or voting power, and such ownership or voting power would be the largest ownership position. Under certain circumstances, Proposal 5 could result in Total being the largest owner of common stock of Amyris in an amount greater than 20%. While Total is currently the largest owner of outstanding common stock of Amyris, it may not be the largest owner of outstanding common stock at the time the Remaining Notes are issued, and the Remaining Notes could result in Total being deemed under NASDAQ rules to acquire greater than 20% of our outstanding shares.
By approving Proposal 5, you are approving the proposal for purposes of the requirements under NASDAQ Marketplace Rule 5635.
Terms of the Private Placement of the Remaining Notes
We have entered into the Total Purchase Agreement under which Total has remaining obligations to purchase up to $21.7 million aggregate principal amount of Remaining Notes with the New Conversion Price. We contemplate selling such Remaining Notes in two equal installments of $10.85 million by no later than July 31, 2014 and January 31 2015, respectively.
We are requesting in this Proposal 5 that our stockholders approve the issuance of the Remaining Notes with the New Conversion Price in a private placement transaction, and the issuance of the Common Stock issuable upon conversion of such Remaining Notes in accordance with NASDAQ Marketplace Rule 5635. The issuance and sale of such Remaining Notes are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act. Set forth below are the material terms of the private placement of the Remaining Notes.
THIS SUMMARY OF THE TERMS OF THE Private Placement OF THE REMAINING NOTES IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING SUCH Private Placement; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE TOTAL PURCHASE AGREEMENT, THE FORM OF REMAINING NOTE AND THE MARCH 2014 LETTER AGREEMENT IN THEIR ENTIRETY, WHICH WE HAVE INCLUDED AS ANNEXES A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.
Summary of the Terms of the Total Purchase Agreement
The agreements related to the Total Purchase Agreement, and the context for the funding by Total under that agreement, are described in detail in “The arrangements with Total are described in more detail below in this Proxy Statement under the caption “Transactions with Related Persons — Total Transactions.” We and Total have entered into the Total Purchase Agreement which contains representations and warranties by us and Total to each other and is not intended to provide any other factual information about us.
Representations and Warranties.   The Total Purchase Agreement contains representations and warranties by us and Total to each other and is not intended to provide any other factual information about us. We provided representations and warranties that we believe are customary for transactions of this nature for similar businesses. In addition, Total made representations and warranties to us that we believe are customary for transactions of this nature. The representations and warranties in the Total Purchase Agreement were made only for the purposes of the Total Purchase Agreement and solely for the benefit of the parties to the Total Purchase Agreement as of specific dates. The assertions embodied in the representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Total Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Total Purchase Agreement as characterizations of the actual state of facts about us and you should read the Total Purchase Agreement together with the other information concerning us that we publicly file in reports and statements with the SEC.
Conditions to Closing.   As modified by the March 2014 Letter Agreement, the obligation of Total to purchase the Remaining Notes pursuant to the Total Purchase Agreement is subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following:
•
  our stockholders shall have approved the issuance of the Remaining Notes with the New Conversion Price of $4.11;
•
  the representations and warranties made by us in the Total Purchase Agreement shall be true and correct in all respects as of the applicable closing of the sale of the Remaining Notes; and
•
  we shall have obtained all necessary third-party consents and approvals.
Description of Remaining Notes
Interest and Payment.   The Remaining Notes shall bear interest at 1.50% per annum (subject to adjustment as provided in the Remaining Notes), accruing daily and payable in arrears at maturity or on conversion or a change of control where Total exercises a right to require us to repay the Remaining Notes. Should Amyris default on a Remaining Note, the interest rate on such note would increase to 2.5% per annum until such default is cured. Should Amyris fail to maintain NASDAQ listing status, the interest rate on such note would increase to 6% for the first 180 days of such failure and 9% thereafter. Accrued interest will be canceled if the Remaining Notes are canceled based on a “Go” decision at Total’s option following the completion of the shareholders agreement we are to negotiate with Total following the completion of the Biofene development project between Amyris and Total.
Conversion.   The Remaining Notes will be convertible into Amyris common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to the maturity date based on a “Go” decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a “No-Go” decision, and (iv) on our default.
Conversion Price.   Subject to stockholder approval of this Proposal 5, the Remaining Notes will be convertible into Amyris common stock at a conversion price equal to $4.11, subject to proportional adjustment in the event of stock splits and combinations, certain dividends and distributions, reclassifications, exchanges or substitutions, and/or reorganizations, mergers, consolidations or asset sales affecting Amyris’ common stock. No maximum number has been provided for the amount of shares that could be issuable on conversion of the Remaining Notes as a result of the potential adjustment of the conversion price.
Maturity.    The Remaining Notes will mature and become payable on March 1, 2017, unless converted into our common stock or redeemed by Amyris prior to such time.
Final Go Decision.   If Total makes a final “Go” decision, then the Remaining Notes will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration with us, after which the Remaining Notes will not be convertible and any obligation to pay principal or interest on the Remaining Notes will be extinguished. If Total makes a “No-Go” or a partial “Go” decision, all or a portion of the outstanding Remaining Notes will remain outstanding and become payable at maturity.
Change of Control.   Upon the occurrence of a change of control of Amyris prior to the maturity date of the Remaining Notes, the holder will have the right to require Amyris to repurchase all or any part of the Remaining Notes at an offer price in cash equal to 101% of the face value of the Remaining Notes, plus any accrued and unpaid interest.

Events of Default.   The Remaining Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the Remaining Notes and Total Purchase Agreement, with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.
Covenants.   The Remaining Notes and the Total Purchase Agreement include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of reports with the SEC.
Security Interest.   Our obligations under the Remaining Notes will be secured a lien on our equity interest in the joint venture entity that we have formed with Total (see below under “Transactions with Related Persons — Total Transactions” for additional details) as well as certain collateral pursuant to a pledge agreement entered into by us in favor of the holder of the Remaining Note.
Use of Proceeds
We currently intend to use the net proceeds from the private placement of the Remaining Notes to fund the Biofene collaboration under the terms of the collaboration agreement with Total, as amended.
Potential Adverse Effects of Proposed Amendment — Dilution and Impact of the Private Placement of the Remaining Notes on Existing Stockholders
The private placement of the Remaining Notes with the New Conversion Price could have a dilutive effect on current stockholders who are not participating in such private placement in that the percentage ownership of Amyris held by such current stockholders will decline as a result of the issuance of the common stock issuable upon conversion or exercise of the Remaining Notes. This means also that our current stockholders who are not participating in such private placement will own a smaller interest in us as a result of such private placement and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the common stock issuable upon conversion or exercise of the Remaining Notes could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Because of the conversion price adjustments contained in the Remaining Notes, the exact magnitude of the dilutive effect of the Remaining Notes cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of Amyris. By way of example, assuming the sale and issuance of the full $21.7 million principal amount of Remaining Notes and assuming the New Conversion Price of $4.11, then approximately 5.3 million shares of Amyris’ common stock will be issuable upon conversion of the Remaining Notes, assuming no further adjustment of the conversion price pursuant to the terms of the Remaining Notes, compared to approximately 3.1 million shares that would be issuable upon conversion of such Remaining Notes if the conversion price remained unchanged at $7.0682. Note however that the Remaining Notes, other than with respect to price adjustments for certain dividends and distributions, do not provide for a floor on the downwards adjustments to the conversion price of the Remaining Notes. As a result, the number of shares issuable upon conversion of the Remaining Notes could be significantly larger than this example.
In addition to dilution, the existence of additional convertible debt could, under certain circumstances, discourage or make more difficult our efforts to obtain additional financing.
Risks to Stockholders of Non-Approval
If the stockholders do not approve this Proposal 5, Total’s obligation to purchase the Remaining Notes will continue to be subject to its right to make a “No-Go decision,” and if it does so it will not be obligated to purchase the remaining $21.7 million of secured convertible promissory notes. In the event that Total were to make a No-Go Decision, we may have to seek to renegotiate financing terms with Total and/or look for alternative capital investments. We may not be able to complete any such renegotiation, nor can we be certain that any such capital investments would be available on favorable terms or at all. Failure to raise additional capital investment would have a material adverse effect on our business and prospects.

If the stockholders do not approve this Proposal 5, we would still be able to issue to Total the Remaining Notes with the original conversion price of $7.0682 if all other closing conditions in the Total Purchase Agreement are met and Total does not make a “No-Go” decision.
Interests of Certain Persons in the Private Placement
When you consider the Board’s recommendation to vote in favor of Proposal 5, you should be aware that our directors and executive officers and existing stockholders may have interests in the issuance of the Remaining Notes that may be different from, or in addition to, the interests of other of our stockholders. In particular, our director Philippe Boisseau is affiliated with Total. Mr. Boisseau is an affiliate of Total and Total’s beneficial ownership of Amyris’ securities as of March 15, 2014 is outlined below in the Section titled Security Ownership of Certain Beneficial Owners and Management.
Because of the conversion price adjustments contained in the Remaining Notes, the exact number of shares issuable to Total on conversion of the Remaining Notes cannot be conclusively determined. The interests to be acquired by Total may be of material interest to Amyris’ stockholders in considering Proposal 5. Assuming the closing conditions for the sale of the Remaining Notes are satisfied and Total purchases its full maximum commitment of $21.7 million principal amount of Remaining Notes and assuming the conversion prices of such notes remain unchanged from the New Conversion Price of $4.11 then approximately 5.3 million shares of Amyris’ common stock will be issuable upon conversion of the Remaining Notes purchased by Total. As a result, Total could significantly increase its ownership interests in Amyris upon conversion of the Remaining Notes.
The issuance of the Remaining Notes was separately approved by the Audit Committee, and Mr. Boisseau was not a member of, nor participated in, any meetings of the Audit Committee in regards to the issuance of the Remaining Notes.

Corporate Governance
Corporate Governance Principles
The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for Amyris’ governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/governance.cfm.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2014, by:
•
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;
•
  each of our directors;
•
  each of our named executive officers; and
•
  all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.
Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 77,038,444 shares of our common stock outstanding on March 15, 2014. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2014, by:
•
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;
•
  each of our directors;
•
  each of our named executive officers; and
•
  all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 77,038,444 shares of our common stock outstanding on March 15, 2014. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Gas & Power USA, SAS(1)	13,617,212	17.7
Maxwell (Mauritius) Pte Ltd.(2)	10,353,478	13.4
Entities affiliated with FMR LLC(3)	7,623,765	9.9
Biolding Investment SA(4)	7,484,601	9.7
Naxyris SA(5)	5,639,398	7.3
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	4,183,224	5.4
TPG Biotechnology Partners II, L.P.(7)	3,978,660	5.2
Directors and Named Executive Officers
John Melo(8)	1,100,998	1.4
Philippe Boisseau(1)(9)	13,617,212	17.7
Nam-Hai Chua(2)(10)	20,666	*
John Doerr(6)(11)	7,033,159	9.1
Geoffrey Duyk(7)(12)	22,333	*
Arthur Levinson(13)	369,864	*
Carole Piwnica(5)(14)	38,000	*
Fernando de Castro Reinach(15)	208,397	*
HH Sheikh Abdullah bin Khalifa Al Thani(4)(16)	7,506,934	9.7
R. Neil Williams(17)	6,666	*
Joel Cherry(18)	449,960	*
Paulo Diniz(19)	258,333	*
Zanna McFerson(20)	158,174	*
Gary Loeb(21)	5,056	*
Steven Mills(22)	199,727	*
All Directors and Executive Officers as a Group (13 Persons)(23)	30,952,027	39.09

*
  Represents beneficial ownership of less than 1%.
(1)
  The address of Total Gas & Power USA, SAS is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)
  Maxwell (Mauritius) Pte Ltd (or Maxwell) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.
(3)
  Fidelity Management & Research Company (or Fidelity), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns all of such shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and such funds, has sole power to dispose of the shares owned by such funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds holding such securities, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address for these entities is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)
  Biolding Investment SA is indirectly owned by HH Sheikh Abdullah bin Khalifa Al Thani, who shares voting and investment control over the shares held by such entity. The address for Biolding Investment SA is 11A Boulevard Prince Henri, L-1724, Luxembourg.
(5)
  Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.
(6)
  Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (or KPCB XII) and, 67,952 shares held by KPCB XII Founders Fund, LLC (or KPCB XII Founders), 144,707 shares beneficially held by Clarus, LLC, whose manager is L. John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(7)
  Includes 3,933,590 shares of common stock (or the TPG Stock) held by TPG Biotechnology Partners II, L.P. (or Partners II), a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company (or GenPar II Advisors). Also includes 45,070 shares directly held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership whose general partner is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose sole member is GenPar III Advisors, LLC, a Delaware limited liability company (or GenPar III Advisors). Each of Gen Par II Advisors’ and GenPar III Advisors’ sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (or Group Advisors). Messrs. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)
  Shares beneficially owned by Mr. Melo include (i) 6,828 shares of common stock, (ii) 296,334 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 797,836 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. If these options were exercised in full, 59,601 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.
(9)
  Shares beneficially owned by Mr. Boisseau represent 13,617,212 shares of common stock held by Total Gas & Power USA, SAS. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total Gas & Power USA, SAS, and, as such, may be deemed to share voting or investment power over the securities held by Total Gas & Power USA, SAS. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.
(10)
  Shares beneficially owned by Dr. Chua include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014 and (iii) 17,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Dr. Chua was designated to serve as our director by Maxwell. Dr. Chua is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.
(11)
  Shares beneficially owned by Mr. Doerr include (i) 6,000 shares of common stock, (ii) 3,049,439 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (vi) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(12)
  Shares beneficially owned by Dr. Duyk include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (ii) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates.
(13)
  Shares beneficially owned by Dr. Levinson include (i) 217,864 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 152,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(14)
  Shares beneficially owned by Ms. Piwnica include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.
(15)
  Shares beneficially owned by Dr. Reinach include (i) 6,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iv) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(16)
  Shares beneficially owned by His Highness include (i) 3,000 shares of common stock, (ii) 7,484,601 shares of common stock held by Biolding Investment SA, an entity indirectly owned by His Highness, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iv) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.

(17)
  Shares beneficially owned by Mr. Williams include (i) 3,000 restricted stock units all of which were unvested as of March 15, 2014 and (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(18)
  Shares beneficially owned by Dr. Cherry include (i) 31,504 shares of common stock, (ii) 155,333 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 263,123 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. If these options were exercised in full, 2,000 of these shares would be subject to vesting and a right of repurchase in our favor upon Dr. Cherry’s cessation of service prior to vesting.
(19)
  Shares beneficially owned by Mr. Diniz include (i) 56,667 shares of common stock, (ii) 30,001 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 184,999 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(20)
  Shares beneficially owned by Ms. McFerson include (i) 49,841 shares of common stock and (ii) 58,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(21)
  Mr. Loeb ceased serving as an executive officer in July 2013 and his employment terminated in July 2013; beneficial ownership information in this table is based on a questionnaire completed by Mr. Loeb or the most recent Section 16 filings by Mr. Loeb and our internal equity plan records.
(22)
  Mr. Mills ceased serving as an executive officer in December 2013 and his employment terminated in December 2013; beneficial ownership information in this table is based on a questionnaire completed by Mr. Mills or the most recent Section 16 filings by Mr. Mills and our internal equity plan records.
(23)
  Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (8) through (22) above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2013, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.
Executive Compensation
Compensation Discussion and Analysis
The following discussion describes and analyzes our compensation for our named executive officers for 2013 and should be read in conjunction with the compensation tables contained elsewhere in this Proxy Statement. Our stockholders adopted a three year interval for “management say on pay” review. Accordingly, our stockholders last voted on the matter at our Annual Meeting in 2011 and approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with Amyris’ short and long term goals.
The “named executive officers” include our President and Chief Executive Officer, our interim Chief Financial Officer, our two other most highly compensated executive officers (as set forth in the “Summary Compensation Table” below) who were serving as executive officers at the end of 2013, and two members of our management who would have been named executive officers but for the fact that they were no longer executive officers at the end of 2013. Accordingly, this Compensation Discussion and Analysis describes our 2013 executive compensation program and 2013 compensation policies and decisions for:
•
  John Melo, President and Chief Executive Officer
•
  Paulo Diniz, interim Chief Financial Officer
•
  Joel Cherry, President, Research and Development
•
  Zanna McFerson, Chief Business Officer
•
  Gary Loeb, Former Senior Vice President and General Counsel
•
  Steven Mills, Former Chief Financial Officer
Ms. McFerson joined us as our Chief Business Officer and was designated as an executive officer in March 2013. Mr. Loeb, who served as our General Counsel since 2012, and prior to that, served as our Senior Corporate Counsel, departed in July 2013 and Mr. Mills, who served as our Chief Financial Officer since 2012 departed in December 2013.
Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. We use our industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules — flexible building blocks that can be used in a wide range of products. Our business model is focused on sales of renewable products as well as inflows from collaborations. Our initial portfolio of commercial products has been based on Biofene®, our brand of renewable farnesene, a long-chain branched hydrocarbon. We are commercializing these products both as renewable ingredients in cosmetics, flavors and fragrances, and consumer products, and, with our joint venture partners, as renewable lubricants, diesel and jet fuel. We are also commercializing our initial fragrance oil molecule and expect additional molecules to be produced in the coming years. Collaborations are the other core value creation element of our business model. We engage in research and development collaborations with various partners for new applications or molecules. These collaborations provide us with upfront funding to build strong technical partnerships intended to result in product commercialization and sales. Collaborations also generate a longer-term cash stream as we capture a portion of the gross margin from the value chain of the product. In 2013, we continued to raise funds through securities offerings to finance our operations until we achieve significant revenues from sales of our renewable products. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.
Compensation Philosophy and Objectives and Elements of Compensation
The primary objectives of our compensation program in 2013 were to:
•
  Attract, retain, and motivate highly talented employees that are key to Amyris’ success;
•
  Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;
•
  Link compensation to individual, team, and company performance (as appropriate by employee level);
•
  Emphasize performance-based compensation for individuals who can most directly impact stockholder value; and
•
  Provide exceptional pay for delivering exceptional results.
As discussed above, our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2013, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2014.
Our intent and philosophy in designing compensation packages at the time of hiring of new executives was based on providing compensation that we thought was sufficient to enable us to attract the necessary talent within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.
We have compensated our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such is a package that matches the expectations of our executives and of the market for executive talent. We also believe that it provides an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.
Base Salary.   We believe we must maintain base salary levels that are sufficiently competitive to position us to attract the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the committee considers many factors, including our overall financial performance, the individual performance of the executives in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities and experience, competitive market practices for base salary, and internal pay parity.
Cash Bonuses.   We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. For 2013, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2013 Compensation.” The 2013 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2013 cash bonus plan was designed to provide incentives to our executive officers to achieve 2013 company financial and operational targets, together with various key individual operational objectives. In general, target bonuses for executives are first set in their offer letters based on similar factors as those described above with respect to the determination of initial base salary at the time of hire. For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.
Equity Awards.   Our equity awards are also designed to be sufficiently competitive to allow us to attract executives. In fiscal year 2013, we granted stock option and restricted stock unit equity awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on NASDAQ on the date of determination. Restricted stock units represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per share than options. The distribution of value between the options and restricted stock units for our executives is based on a review of market practices. Restricted stock units are also awarded selectively to key personnel to provide a source of equity compensation that retains value despite stock volatility.
We typically grant option awards with four-year vesting schedules (vesting monthly over four years). Stock option grants include a one year “cliff”, where the option vests as to 25% of the shares after one year, and monthly thereafter. Our restricted stock unit awards generally vest and become exercisable over three years on an annual basis. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our public company peers. The Leadership Development and Compensation Committee has approved variations to these vesting schedules for options and restricted stock units in connection with new-hire negotiations with senior management candidates, including executive officers.
We grant equity awards to our executive officers in connection with their hiring. The size of initial equity awards has been determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the survey that we have reviewed in the past (described in more detail below) in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by other employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we are successful.
We may also grant additional equity awards in recognition of commendable performance and in connection with a significant change in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2013, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings in Amyris.
Role of Stockholder Say-on-Pay Votes.   At our 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (commonly referred to as a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposal at that meeting were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers. The Leadership Development and Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not change its approach to executive compensation in 2011, 2012 or 2013 in connection with the say-on-pay proposal vote. Further, at our 2011 Annual Meeting of Stockholders, the stockholders cast an advisory vote that future say-on-pay votes should occur once every three years. Our triennial say-on-pay proposal is being submitted to stockholders for an advisory vote at this year’s annual meeting of stockholders as Proposal No. 2 as described in this Proxy Statement. The Leadership Development and Compensation Committee will take into consideration the outcome of Proposal No. 2 when making future compensation decisions for our named executive officers.
Compensation Policies and Practices As They Relate to Risk Management
Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at committee meetings held in February 2013 and February 2014, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the committee focused on the key terms of our bonus payments and equity compensation programs in 2013, and our plans for such programs in 2014. Among other things, the committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:
•
  We believe our base salaries are in general high enough to provide our employees with sufficient income so that they do not generally need bonus income to meet their basic cost of living.
•
  Cash bonus targets are typically 10 – 20% of most employees’ base salaries (30 – 80% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.
•
  For key employees, our 2013 bonus plan (and planned 2014 bonus plan) emphasizes company performance over individual objectives and total bonus funding available for payout in a given year is capped at 150%.
•
  We do not provide any significant commission or similar compensation programs to any of our employees.
•
  For our executives, we target the 40th percentile of our peer group for cash compensation and the 75th percentile for equity compensation, which vests over three to four years, providing our executives with significant incentives for the longer-term success of Amyris.
Based on these considerations the committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.
Role of Compensation Consultant.   In connection with an annual review of executive compensation programs for 2013, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2013, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2013 compensation levels for executives and the design of our cash bonus, equity, severance and change of control programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in the fourth quarters of 2011and 2012, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation peer group for 2012 and 2013 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in the fourth quarter of 2013 to provide assistance with respect to our 2014 compensation planning, including updates to the compensation peer group.
Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation peer group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peers.
The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when the program was originally adopted in late 2010, and to provide market data and materials to management and the committee.
Compensation Decision Process
Under the charter of our Leadership Development and Compensation Committee, the Board delegated to the committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 — Election of Directors — Committees of the Board.”
In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the committee determines the annual compensation of our Chief Executive Officer and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our Chief Executive Officer, with input from our Chief Human Resources Officer and from Compensia, makes recommendations to the Leadership Development and Compensation Committee regarding the compensation for our named executive officers (other than with respect to compensation of our Chief Executive Officer) based on his assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstration of Amyris core values. The Leadership Development and Compensation Committee’s decisions regarding our Chief Executive Officer’s compensation are based on its assessment of company results, his contributions to these results, his progress towards achieving his individual goals, competitive market data, and input from Compensia.

Use of Competitive Data.   To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (or the Peer Group) used in connection with 2013 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (biotechnology, alternative energy/ clean technology, and industrial biotechnology/chemicals/biofuels). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in December 2012 for use in assessing the market position of our executive compensation for 2013:

2013 Peer Group
Alnylam Pharmaceuticals, Inc. (biotech)	Balchem, Corp. (speciality chemicals)
Ceres Global Ag Corp. (ag/biotech)	Chemtura Corporation (speciality chemicals)
Clean Energy Fuels Corp. (clean tech)	Codexis, Inc. (biotech/clean tech)
Gevo, Inc. (biotech/clean tech)	Innospec Inc. (specialty chemicals)
Isis Pharmaceuticals, Inc. (biotech)	KiOR, Inc. (biotech/clean tech)
Kraton Performance Polymers, Inc. (specialty chemicals)	Landec Corp. (ag/specialty chemicals)
Metabolix, Inc. (biotech/specialty chemicals)	Ormat Technologies, Inc. (clean tech)
PolyOne Corporation (specialty chemicals)	Rentech, Inc. (ag/clean tech)
Solazyme, Inc. (biotech/clean tech)	Verenium Corporation (biotech/clean tech)

In November 2013, the Leadership Development and Compensation Committee approved updates to the Peer Group for 2014. Similar to our approach for the 2013 Peer Group, we identified potential peers by screening of publicly-traded U.S.-based companies of similar size to us (in revenues and market capitalization) from related industries (biotechnology, Oils, Gas & Fuels, Home & Personal Products specialty chemicals). The Leadership Development and Compensation Committee determined that, for 2014, the Peer Group should be adjusted to give more consideration to specialty chemical and bio-industrial peers, and to reduce the weight placed on alternative energy, pharma and dissimilar biotechnology companies. In addition, the peer group adopted for 2014 eliminated certain companies that were deemed less relevant to Amyris as a result of market capitalization, revenues or other factors. As a result, for 2014 Ceres Global Ag Corp., Clean Energy Fuels Corp., Ormat Technologies, Inc., Verenium Corporation, Alnylam Pharmaceutials, Inc. and Isis Pharmaceuticals, Inc. were removed from the Peer Group, and American Pacific Corporation, BioAmber, Inc., Intrexon Corporation, Renewable Energy Group, Inc., Senomyx, Inc. were added to the Peer Group.
In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.
In making compensation decisions for executive officers for 2013, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey. We have used similar surveys for reference in establishing our 2014 compensation programs.
Target Compensation Levels.   For 2013, consistent with 2012, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus) and for severance, as determined based on the Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part because we are still in the early stages of product development and our associated need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of Amyris’ success, particularly while we are growing our business and targeting the 40th percentile for total cash compensation. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the Peer Group, supplemented by data from surveys, and taking into consideration Leadership Development and Compensation Committee approved targeted annual burn rate.
In April 2013, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels. Based on data compiled from the Peer Group, supplemented by survey data, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) were at or above the 40th percentile of the competitive market. Several of these compensation levels were set based on individual negotiations in connection with hiring or other circumstances, as well as Leadership Development and Compensation Committee decisions, with input from the Chief Executive Officer, based on scope of responsibility and performance, which led to the variation from the 40th percentile. The committee approved annual equity awards to executives in May 2013 based primarily on the retention value of existing awards held by executives (taking into account option exercise prices and the prevailing market values for our common stock), given that it found most executives were below the 75th percentile of the competitive market in their unvested value.
For 2014, we expect to continue to target the same percentiles as we have in prior years using our updated Peer Group and similar industry survey data, which approach the Leadership Development and Compensation Committee approved in November 2013.
2013 Compensation
Background.   In setting the compensation program and decisions for 2013, we were forced to balance achievement of critical operational goals with retention of key personnel, including executives. Accordingly, we focused in particular on providing a strong equity compensation program in order to provide strong retention incentives through challenging periods. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2013 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2013 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.
Base Salaries.   In early 2013, the Leadership Development and Compensation Committee reviewed executive base salaries against our peer group and made several adjustments to ensure competitive base salaries for key and critical executive roles. In April 2013, Dr. Cherry’s annual salary was increased from $350,000 to $358,750 (retroactively effective to January 2013). In May 2013, Mr. Melo’s annual salary was increased from $500,000 to $550,000 (retroactively effective to January 2013). In June 2013, Mr. Mills’ annual salary was increased from $450,000 to $500,000 (retroactively effective to January 2013). The annual base salaries for Messrs. Diniz and Loeb remained the same as they were in 2012, at $400,000 and $300,000 respectively. The $375,000 annual base salary for Ms. McFerson, who joined Amyris in March 2013, was set by her employment offer letter.
In December 2013, Mr. Diniz was appointed as our interim Chief Financial Officer and the Leadership Development and Compensation Committee reviewed his compensation. In connection with such review, certain adjustments were made to Mr. Diniz’ cash compensation. Among other things, Mr. Diniz’ employment offer letter set his annual base salary at $400,000, but he has historically received an annual salary through our Brazilian subsidiary’s payroll in Brazilian reais. As a result, Mr. Diniz’ past salary amounts have not equated to $400,000 per year. Therefore, in December 2013, we agreed to provide Mr. Diniz a one-time true-up payment of $110,049 for the exchange rate discrepancies from March 2011 through December 2013. Starting in January 2014, we commenced providing Mr. Diniz a monthly true-up to ensure his local salary paid in Brazilian reais remains commensurate with the $33,333 per month we committed to in his employment offer letter.

Cash Bonuses.   The Leadership Development and Compensation Committee adopted a 2013 bonus plan for executives in June 2013, with additional bonus target metrics reviewed and approved in September 2013. Under the plan, as in 2012, executives became eligible for bonuses based on a combination of company performance and individual performance. A percentage of each executive’s target bonus funding for the year was allocated to each of these performance categories. For executives other than the Chief Executive Officer, 80% of the available bonus funding was based on company performance. For the Chief Executive Officer, the bonus award was based solely upon company performance. The committee chose to emphasize company performance goals for the bonus plan given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to our operational performance and to individual retention. In addition, for 2013 the Leadership Development and Compensation Committee set the following target bonus levels for the named executive officers:

Name	Target Bonus ($)
John Melo	300,000	(1)
Paulo Diniz	200,000
Joel Cherry	100,000
Zanna McFerson	100,000	(2)
Gary Loeb	90,000
Steven Mills	150,000

(1)
  Mr. Melo’s target bonus was changed from $200,000 to $300,000 in May 2013, retroactive back to January 1, 2013.
(2)
  Ms. McFerson’s target bonus was prorated for less than one year of service with Amyris in 2013. Her prorated target amount was $83,333.
Except for Mr. Loeb, the target bonus for each of these individuals was unchanged from 2012 or, in the case of Ms. McFerson, from the target bonus set in her offer letter. The Leadership Development and Compensation Committee generally did not change bonus targets for 2013 based on the same considerations described above with respect to base salaries.
Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for Amyris and individual performance categories following the end of 2013. The following table shows the percent of target bonus eligibility allocated to each of these two categories. Individual bonuses would be awarded based on the Leadership Development and Compensation Committee’s assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstrating the Amyris core values:

Metric & Funding	Minimum	Target	High
Company Performance
Company Performance	80%	100%	120%
Eligibility as a % of target bonus	50%	100%	120%
Individual Performance
Individual Performance	80%	100%	120%
Eligibility as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for the company performance category was not achieved, no bonus funding would be triggered for either category. For individual performance, achievement below the threshold level would result in bonus funding and eligibility to be determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses remained subject to the final discretion of the committee.

Company Performance Goals.   The company performance category was weighted 40% for production, 30% for products, 20% for funding and cash and 10% for environment & safety. These targets were discussed with the Board and Leadership Development and Compensation Committee through spring and summer 2013 and adopted in final form in fall 2013 based on continued development of our business and operating plans for 2013 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and percentages of achievement were to be determined in the discretion of the Leadership Development and Compensation Committee following the end of 2013. The production targets included objectives related to production cost per liter of Biofene, ramp-up of a production plant in Brazil, targets related to progress in yeast strain engineering, achieving production yield objectives relating certain planned products, and management of our product research and development pipeline. The product targets included delivery of specified volumes of early-stage renewable products such as specialty diesel, squalane and certain other specialty chemicals. The cash and funding targets included securing collaboration funding commitments at a certain level for 2014 and operating expense reductions. In setting and weighting these targets, the Leadership Development and Compensation Committee chose to emphasize production and funding and products based on our critical needs for our 2013 operating plan (including ramping-up of our Brazil production plant and delivering higher performing yeast strains while maintaining strong incentives to continue building the foundations of our business through cash conservation and funding, and delivering a safe and productive work environment.
Individual 2013 bonus awards were based upon consideration of each executives performance results relative to his or her individual goals, his or leadership capabilities, his or her demonstration of the Amyris core values and his or her development of functional skills. Individual performance goals include strategic, operational and leadership goals for each of them, with various levels of accomplishment across all of such goals triggering 80%, 100% or 120% achievement. These targets were discussed with the Leadership Development and Compensation Committee through spring and summer 2013 and adopted in final form in fall 2013 based on the evolution of our business, including changes in the composition of our executive team. As discussed above, Mr. Melo had no individual performance goals relevant to his bonus eligibility under the 2013 bonus plan because his bonus eligibility was based entirely on company performance. The individual goals for the other named executive officers included: cash management and funding goals for Mr. Mills; technology development and organizational development goals for Dr. Cherry; manufacturing start-up, production, business development and funding goals for Mr. Diniz (in his then role as chief executive officer of Amyris Brasil, prior to assuming the interim Chief Financial Officer position in December 2013); and sales and collaboration revenue goals for Ms. McFerson. Mr. Loeb was not a continuing officer when individual performance goals were adopted in final form.
Degree of Difficulty in Achieving Performance Goals.   The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for 2013, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2013, the committee considered the 80% achievement level to be achievable with significant effort, 100% to be extremely challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.
2013 Bonus Plan Funding and Award Decisions.   In February 2014, the Leadership Development and Compensation Committee determined that the company performance goals were achieved as follows:

Company Performance Goal	Weight	Achievement Level
Production	40%	36%
Products	30%	12%
Cash and Funding	20%	22.2%
Safety and Environment	10%	10%
Total	100%	80.2%

Based on these achievement levels for the company performance category, the committee determined that the company performance component of the bonus plan should be funded at 50% of target bonus eligibility (as contemplated by the 2013 bonus plan for 80% achievement of the company performance category of the bonus plan).
For individual performance, the committee determined that:
•
  Mr. Diniz achieved 80% of his goals based on achievement of objectives of President of Amyris Brazil role. Because of the limited time Mr. Diniz served as interim Chief Financial Officer in 2013, which position he assumed in December 2013, the achievement of any interim Chief Financial Officer goals were not evaluated at the February 2014 meeting of the committee.
•
  Dr. Cherry achieved 89% of his goals based on achievement of technology milestones relating to production and strain engineering, and achieving operational improvements in our research, leadership and development organization.
•
  Ms. McFerson achieved 78% of her goals based on completion of commercial transactions and achievement of revenue objectives through 2014.
Based on the foregoing, and taking into account the factors above, the committee approved the following bonus awards, determining to provide bonus payouts equivalent to the bonus plan funding described above:

Name	Bonus Payout ($)
John Melo	$150,000.00
Paulo Diniz	$85,000.00
Joel Cherry	$120,000.00
Zanna McFerson	$35,000.00

The committee considered a variety of factors in determining, in its discretion, to award the bonus payouts described above. In addition to the levels of achievement in the 2013 bonus plan company performance and individual performance categories, the committee considered our cash needs, the accountability of executives for achieving results, the need to retain executives and make bonus plan incentives meaningful for future years, and critical objectives to be achieved in the coming year. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and personal goals, and the payouts were reasonable and appropriate given Amyris’ position.
Equity Awards.   In 2013, the Leadership Development and Compensation Committee approved annual equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards detailed in the “Grants of Plan-Based Awards” table below. In March 2013, in connection with her employment offer letter, Ms. McFerson received a new hire equity award, designed to attract her to the role and provide retention value. In May 2013, the committee approved annual equity awards to Mr. Melo, Mr. Diniz and Dr. Cherry that varied significantly by executive relative to the competitive market for such annual awards. For such 2013 grants, disparities in grant size versus the target percentile were based primarily on merit, current equity position and retention considerations. For example, awards varied based on the value of unvested equity awards already held by the named executive officers, the relative contributions of the named executive officers during 2012 and anticipated levels of responsibility for key corporate objectives in 2013. For the 2013 option awards 25% of the shares subject to the award will vest one year from vesting commencement date and 1/48 of the shares subject to the award will vest monthly thereafter. The restricted stock unit awards vest annually over three years from April 2013.
In December 2013, the Leadership Development and Compensation Committee approved the acceleration of “new hire” restricted stock unit awards detailed for Mr. Mills in the “Grants of Plan-Based Awards” table below and also approved a consulting agreement between Amyris and Mr. Mills in connection with his departure as Chief Financial Officer and retirement from Amyris. Also in

December 2013, the Leadership Development and Compensation Committee approved a one-time grant of 50,000 restricted stock units, as detailed for Mr. Diniz in the “Grants of Plan-Based Awards” table below, in connection with his appointment as interim Chief Financial Officer.
Please see the “Grants of Plan-Based Awards” table below for more information about the award types and sizes, grant dates, exercise prices and vesting of option awards described in the preceding paragraph.
Change in Control Arrangements in Named Executive Officer Terms of Employment
Severance and Change of Control Plan.
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. executive severance plan (or the Plan). The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. The named executive officers and other senior level employees of Amyris were eligible to participate in the Plan, subject to their execution of a participation agreement and other eligibility requirements. All continuing named executive officer and senior level employees of Amyris that were eligible to participate in the Plan have executed their respective participation agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of the named executive officers’ (and eligible senior level employees’ offer letters) that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. The potential payments payable under the Plan and related defined terms are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”
We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
In addition, in December 2013, we entered into a consulting agreement with Mr. Mills that provided for certain benefits beyond those contemplated by his offer letter, including the acceleration of certain of Mr. Mills unvested restricted stock units and a one-time retention bonus payment of $90,000.00 to be paid in connection with Mr. Mills’ agreement to continue to work on behalf of Amyris in the capacity of a consultant.
Other Executive Benefits and Perquisites.   We provide the following benefits to our executive officers on the same basis as other eligible employees:
•
  health insurance;
•
  vacation, personal holidays and sick days;
•
  life insurance and supplemental life insurance;
•
  short-term and long-term disability; and
•
  a 401(k) plan.
We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Some of the executives whom we have hired including Messrs. Melo and Mills, held positions in locations outside of Northern California at the time that they agreed to join us at our headquarters in Emeryville, California. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California. The amounts paid in 2013 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the U.S., we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs. Additionally, we have agreed to cover certain expenses incurred in connection with Mr. Diniz’ temporary relocation from Brazil and interim Chief Financial Officer assignment at our headquarters in Emeryville, California, including interim corporate housing, a one-time relocation lump sum payment in the amount of $10,000, spouse and family travel, California-based medical and dental insurance, and certain tax planning services.
Other Compensation Practices and Policies.   We have the following additional compensation practices and policies that apply to our named executive officers:
Timing of Equity Awards.   The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.
In February 2013, our Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity compensation awards are generally granted on the following schedule:
•
  For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and
•
  For equity awards to new hires, the grant date is set as of the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.
Tax Considerations.   Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” To date, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Also, among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2011 annual meeting of stockholders.
Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Policy Regarding Restatements.   We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership and Hedging Policies.   We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.
We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (referred to as our Insider Trading Policy) that, among other things, prohibits trading while in possession of material non-public information. Under the Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).
Leadership Development and Compensation Committee Report*
The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Amyris, Inc. Leadership Development and Compensation Committee of the Board
Carole Piwnica (Chair)
Nam-Hai Chua
John Doerr

*
  The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

Summary Compensation Table
The following table sets forth information regarding 2013 compensation earned by our named executive officers. The table shows compensation for 2013 and, where the individual was a named executive officer for the relevant prior year, 2012 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
John Melo President and Chief Executive Officer	2013	550,000		—	685,930	728,065	150,000	—		2,113,995
	2012	500,000		—	965,000	637,903	100,000	10,279	(3)	2,213,182
	2011	500,000		—	696,900	1,633,044	—	28,021	(4)	2,857,965

Paulo Diniz(5) Interim Chief Financial Officer	2013	377,861		—	261,800	121,008	85,000	5,081	(6)	850,750
	2012	355,628	(7)	—	193,000	50,008	108,000	13,728	(7)	720,364
	2011	304,735		300,000	1,212,000	4,860,250	—	10,210	(8)	6,687,195

Joel Cherry* President, Research and Development	2013	358,750		—	318,570	340,839	120,000	1,020	(9)	1,139,179
	2012	366,667		—	598,300	62,510	60,000	—		1,087,477

Susanna McFerson* Chief Business Officer	2013	311,298		—	375,700	411,620	35,000	69,931	(10)	1,203,549

Steven Mills* Former Chief Financial Officer	2013	487,572		90,000	1,028,420	508,234		8,500	(11)	2,122,725
	2012	298,558		—	690,000	750,876	90,000	199,779	(12)	2,029,213

Gary Loeb* Former Senior Vice President and General Counsel	2013	174,758		—	86,100	90,756		4,657	(13)	356,271
	2012	270,000		—	425,300	286,244	48,600	—		1,030,144

*
  Ms. McFerson joined Amyris on March 4, 2013 and was not a named executive officer in fiscal year 2012 or 2011. The amount shown in the salary column represents a partial year’s salary based on her March 2013 start date. Dr. Cherry and Messrs. Mills and Loeb were not named executive officers for fiscal year 2011. Mr. Mills commenced his employment with Amyris in May 2012 and he terminated his employment in December 2013. The amount shown in the salary column for Mr. Mills in 2012 and 2013 represents partial year’s salary based on his May 2012 hire date and December 2013 termination date, respectively. Mr. Loeb commenced his employment with Amyris in a prior year but did not serve as executive officers until October 2012. Subsequently, Mr. Loeb terminated his employment in May 2013 and the amount shown in the salary column for that year represents a partial year’s salary up to his termination date.
(1)
  The amounts reported in the “Bonus” column represent discretionary bonuses determined by the Board. In 2013, Mr. Mills was paid a one-time retainer bonus of $90,000 as part of his consideration to remain a consultant to Amyris after he stepped down as our Chief Financial Officer. In 2011, Mr. Diniz was paid a sign-on bonus of $100,000 and a $200,000 guaranteed bonus as set forth in his offer letter when he joined Amyris. As required under applicable rules of the Securities and Exchange Commission, payments under our 2013 annual bonus plan are included in the column entitled “Non-Equity Incentive Plan Compensation”, as they were based upon the satisfaction of pre-established performance targets, the outcome of which was substantially uncertain. No annual bonuses were paid to executive officers under our 2011 bonus plan.
(2)
  The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. To the extent that outstanding equity awards were materially modified during the year, including the re-pricing of certain options discussed above under “Executive Compensation — 2013 Compensation — Equity Awards,” the amounts in the “Stock Awards” and “Option Awards” columns reflect the incremental fair value, computed as of re-pricing or other modification date calculated in accordance with FASB ASC Topic 718, with respect to that re-priced or modified award. See the “Grants of Plan-Based Awards” table for additional information regarding stock and option awards granted in fiscal year 2013. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
(3)
  Includes $10,279 of personal travel expenses, including commuting expenses.
(4)
  Includes $1,888 in technology purchases for Mr. Melo, $16,128 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, and $10,005 of personal travel expenses, including commuting expenses.
(5)
  Mr. Diniz’ approved salary is $400,000; he is paid directly by Amyris Brasil and amounts reported in this table reflect the amount paid in Brazilian reais converted to U.S. dollars at the exchange rate on December 31, 2013
(6)
  Includes $5,081 of personal travel expenses, including commuting expenses.
(7)
  Includes $13,728 of personal travel expenses, including commuting expenses.
(8)
  Includes $10,210 for reimbursement of personal travel expenses, including commuting expenses.
(9)
  Includes $1,020 reimbursement for commuting expenses.
(10)
  Includes $52,270 reimbursement for temporary housing and $17,662 for relocation stipend.
(11)
  Includes $8,500 for relocation stipend.
(12)
  Includes $28,283 for reimbursement for temporary housing and $171,496 for a $125,000 relocation stipend and reimbursement of relocation-related travel and other expenses.
(13)
  Includes $4,657 imputed income for family health coverage cost.

Grants of Plan-Based Awards in Fiscal Year 2013
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal year 2013 to our named executive officers.

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other StockAwards: Number of Shares of Stock or Units (#)(3)	All Other OptionAwards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Melo, John	06/03/2013	04/01/2013	$240,000	$300,000	$450,000	239,000			685,930
Melo, John	06/03/2013	04/01/2013					361,000	2.87	728,065
Diniz, Paulo	06/03/2013	04/01/2013	$160,000	$200,000	$288,000	40,000			114,800
Diniz, Paulo	06/03/2013	04/01/2013					60,000	2.87	121,008
Diniz, Paulo	12/16/2013	10/01/2013				50,000			147,000
Cherry, Joel	06/03/2013	04/01/2013	$80,000	$100,000	$144,000	111,000			318,570
Cherry, Joel	06/03/2013	04/01/2013					169,000	2.87	340,839
McFerson, Susanna	03/11/2013	03/04/2013	$66,667	$100,000	$120,000	130,000			375,700
McFerson, Susanna	03/11/2013	03/04/2013					200,000	2.89	411,620
Mills, Steven	06/03/2013	04/01/2013	$160,000	$200,000	$288,000	166,000			1,028,420
Mills, Steven	06/03/2013	04/01/2013					252,000	2.87	508,234
Loeb, Gary	06/03/2013	04/01/2013	$72,000	$90,000	$129,600	30,000			86,100
Loeb, Gary	06/03/2013	04/01/2013					45,000	2.87	90,756

(1)
  Our Board has adopted a policy regarding the grant date of such awards under which the grant date of all equity awards generally would be the first business day of the week following the week in which the award was approved by the Leadership Development and Compensation Committee. Notwithstanding such grant date, for purposes of determining the grant date fair value in accordance with FASB ASC Topic 718 (as described in footnote 6 below), the deemed grant date for restricted stock unit awards listed herein was generally the approval date set forth in the column entitled “Approval Date of Grant.” The Grant Date Fair value entry in June 2013 for Mr. Mills, include the impact of acceleration of vesting of an equity award.
(2)
  In March 2013, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The terms of the plan and actual amounts paid out under the 2013 bonus plan are discussed above in this Proxy Statement under “Executive Compensation—2013 Compensation—Cash Bonuses” and the amounts paid out are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The estimated future payouts as of December 31, 2013 shown in this table reflect the annual incentive awards that would have been at the threshold, target and maximum levels for each individual assuming that cash bonuses had been paid at each of such levels.
(3)
  Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan:
•
  Ms. McFerson restricted stock unit award was granted pursuant to her employment offer letter and had a two-year vesting schedule from a vesting commencement date of March 4, 2013, with 80,000 of the units subject to the award vesting after one year, and the remainder vesting after two years. Ms. McFerson’s restricted stock unit award is subject to certain rights to acceleration of vesting upon termination of employment as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
•
  Mr. Diniz received a restricted stock unit award in June 2013 as part of the annual grant process and it had a three-year vesting schedule from a vesting commencement date of April 1, 2013, with one third of the units vesting annually. Mr. Diniz also received a restricted stock unit award in December 2013 in connection with his appointment as interim Chief Financial Officer. Such award had a three-year vesting schedule from a vesting commencement date of October 1, 2013, with one third of the units vesting annually.
•
  All other restricted stock unit awards granted in June 2013 had a three-year vesting schedule from a vesting commencement date of April 1, 2013, with one third of the units vesting annually.
(4)
  Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan:
•
  Ms. McFerson’s option award was granted pursuant to her employment offer letter and had a four-year vesting schedule from a vesting commencement date of March 4, 2013, with 25% of the shares subject to the option vesting after one year and the remainder vesting in equal monthly installments over three years
•
  The other option awards granted in June 2013 were part of the annual grant process and it had a four-year vesting schedule from a vesting commencement date of April 1, 2013, with 1/48th of the shares subject to the option vesting monthly
•
  The option grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
(5)
  The option exercise price per share is the closing price of our common stock on NASDAQ on the date of grant, which represents the fair value of our common stock on the same date. Restricted stock unit awards did not have any exercise price.
(6)
  Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value for Mr. Mills’ June 3, 2013 award included the incremental fair value resulting from the acceleration of vesting of certain restricted stock units previously awarded to him.
Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2013 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives, except for certain terms contained in offer letters and equity award agreements and our consulting agreement with Mr. Mills, none of our named executive officers has entered into a written employment agreement with us.
2014 Bonus Plan
In March 2014, the Leadership Development and Compensation Committee approved a 2014 cash bonus plan (or the 2014 Bonus Plan) that included the cash bonus plan for our executive officers. The 2014 Bonus Plan provides the following structure for Amyris’ named executive officers set forth in this Proxy Statement:
•
  General Structure.   The 2014 Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2014. The total potential funding of the 2014 Bonus Plan for each of these bonus periods is based on our performance under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the entire year. Payouts under the 2014 Bonus Plan would occur following a review of our results and performance each quarter.

•
  Funding Target Levels and Performance Metrics.   The total funding possible under the 2014 Bonus Plan is based on a cash value (or the “Target Bonus Fund”) determined by the named executive officers’ target bonus levels. Target bonuses for the named executive officers vary by officer, but are generally set at approximately 30% of annual base salary, other than for the Chief Executive Officer and interim Chief Financial Officer, whose target bonuses are set at approximately 80% and 50% of their annual base salary, respectively. The aggregate amount of these target bonuses are the basis for the total funding of the 2014 Bonus Plan. The quarterly and annual funding of the 2014 Bonus Plan is based on achievement of the following company performance metrics for each quarter during 2014 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on Amyris’ operating plan): cash gross margin from product sales and collaboration inflows for the quarter, cash production costs at Amyris’ Brazil manufacturing plant, cash operating expenditures and strain performance. Generally, each performance metric applicable to a given 2014 Bonus Plan period is weighted equally.
•
  Funding Calculation.   For each of the four quarterly periods of the 2014 Bonus Plan, the 2014 Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the 2014 Bonus Plan, the 2014 Bonus Plan allocates 50% of the total Target Bonus Fund. If we do not achieve at least a “threshold” level of the performance metrics described above for a given 2014 Bonus Plan period, no funding would occur under the 2014 Bonus Plan. If we achieve at least the threshold level, 80% funding would occur. For achievement of performance metrics between the threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For achievement of performance metrics above the target level, for the annual funding, a pro rata increase in funding would occur up to 150% of the Target Bonus Fund. The threshold and 150% (or “superior”) performance levels and associated funding are intended to capture the relative difficulty of achievement.
•
  Payouts.   Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly Target Bonus Fund. Any funding in excess of 100% of the allocated quarterly Target Bonus Fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated Target Bonus Fund for the subsequent quarter) and/or the annual bonus fund, in that order. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Leadership Development and Compensation Committee based on Amyris’ and individual performance, and could range from 0% to 200% of an individual’s target bonus.

Outstanding Equity Awards as of December 31, 2013
The following table sets forth information regarding outstanding equity awards held as of December 31, 2013 by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*
John Melo	279,979	(2)(9)	—	3.93	08/25/2018
	298,004	(3)(12)	—	20.41	04/20/2020
	61,250	(5)(13)	22,750	26.84	04/15/2021
	41,666	(5)(15)	58,334	3.86	04/09/2022
	—	(5)(18)	361,000	2.87	06/03/2023
						479,999	(6)(7)(13)(15)(18)	2,539,195
Paulo Diniz	137,500	(2)(14)	112,500	26.84	04/15/2021
	8,333	(5)(15)	11,667	3.86	04/09/2022
	—	(5)(18)	60,000	2.87	06/03/2023
						136,666	(6)(14)(15)(18)(19)	722,963
Joel Cherry	163,500	(1)(2)(10)	—	4.31	09/14/2019
	20,000	(1)(3)(11)	—	9.32	01/07/2020
	18,229	(5)(13)	6,771	26.84	04/15/2021
	10,416	(5)(15)	14,584	3.86	04/09/2022
	—	(5)(18)	169,000	2.87	06/03/2023
						250,999	(6)(7)(13)(15)(18)	1,327,785
Susanna McFerson	—	(4)(17)	200,000	2.89	03/11/2023
						130,000	(8)(17)	687,700
Steven Mills	166,250	(4)(16)	—	2.76	05/29/2022	—	(20)	—

*
  Calculated by multiplying the closing price of our common stock on NASDAQ on December 31, 2013, $5.29, by the number of units that had not vested as of December 31, 2013.
(1)
  Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.
(2)
  Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(3)
  Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(4)
  Options vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, and as to an additional 1/48th of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(5)
  Options vest at a rate of 1/48th of the original number of shares monthly from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(6)
  Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.
(7)
  Restricted stock units vest as to 100% of the units subject to the award on the second anniversary of the vesting commencement date, subject to continued service through each vesting date.
(8)
  Restricted stock units vest as to 80,000 of the units subject to the award after one year from the vesting commencement date, the remainder after two years from the vesting commencement date.
(9)
  The vesting commencement date of this grant was June 3, 2008.
(10)
  The vesting commencement date of this grant was November 3, 2008.
(11)
  The vesting commencement date of this grant was October 27, 2009.
(12)
  The vesting commencement date of this grant is April 20, 2010.
(13)
  The vesting commencement date of this grant was January 1, 2011.
(14)
  The vesting commencement date of this grant was March 1, 2011.
(15)
  The vesting commencement date of this grant was April 1, 2012.
(16)
  The vesting commencement date of this grant was May 2, 2012.
(17)
  The vesting commencement date of this grant was March 4, 2013.
(18)
  The vesting commencement date of this grant was April 1, 2013.
(19)
  The vesting commencement date of this grant was October 1, 2013.
(20)
  250,000 unvested restricted stock units from the 416,000 previously granted to Mr. Mills were accelerated in December 2013.
Option Exercises and Stock Vested During Fiscal Year 2013
The following table shows information regarding exercise of options and vesting of restricted stock and restricted stock units held by our named executive officers during fiscal year 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Melo			24,334	75,535
Paul Diniz			30,000	89,133
Joel Cherry			21,667	66,768
Steve Mills			250,000	700,000
Gary Loeb			1,667	4,834

(1)
  Values realized on exercise or vesting are calculated based on the closing price as reported on NASDAQ for our common stock on the date of exercise. Stock awards include restricted stock units, which are settled solely in shares of our common stock. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that was recognized by such individuals.
Pension Benefits
None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation
None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.
Potential Severance Payments upon Termination and upon Termination Following a Change in Control
Change in Control Arrangements in Severance and Change of Control Plan.
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. Executive Severance Plan. The Leadership Development and Compensation Committee adopted the executive severance plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. The named executive officers and other senior level employees were eligible to participate in the executive severance plan, subject to their execution of a participation agreement and other eligibility requirements. All continuing named executive officer and senior level employees that were eligible to participate in the executive severance plan have executed their respective participation agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of the named executive officers’ (and eligible senior level employees’) offer letters that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. In connection with the execution of a participation agreement, the participants are eligible for the following benefits under the executive severance plan.
Upon involuntary termination by Amyris of a participant’s employment other than for “cause” or termination by the participant of such participant’s employment for “good reason” (each as defined below) (referred to as an Involuntary Termination), the participant becomes eligible for the following severance benefits from Amyris:
•
  12 months of base salary continuation (18 months for the Chief Executive Officer)
•
  12 months of health benefits continuation (18 months for the Chief Executive Officer)
Upon an Involuntary Termination of a participant at any time within the period beginning three months before and ending 12 months after a change in control of Amyris, the participant becomes eligible for the following severance benefits from Amyris:
•
  18 months of base salary continuation (24 months for the Chief Executive Officer)
•
  18 months of health benefits continuation (including for the Chief Executive Officer)
•
  Automatic acceleration of vesting of all outstanding equity awards then held by the participant
In each case, the benefits are contingent upon the participant complying with various requirements, including non-solicitation and confidentiality obligations to Amyris, and on execution by the participant of a standard company release of claims within 60 days of the participant’s separation from service. The benefits are subject to forfeiture if, among other things, the participant commences employment with another employer or breaches any of his or her obligations under the executive severance plan and related agreements. The benefits are subject to adjustment and deferral based on applicable tax rules relating change-in-control payments and deferred compensation.
Under the executive severance plan, “cause” generally encompasses the participant’s: (i) gross negligence or intentional misconduct; (ii) failure or inability to satisfactorily perform any assigned duties; (iii) commission of any act of fraud or misappropriation of property or material dishonesty; (iv) conviction of a felony or a crime involving moral turpitude; (v) unauthorized use or disclosure of the confidential information or trade secrets of Amyris or any of its affiliates that use causes material harm to Amyris; (vi) material breach of contractual obligations or policies; (vii) failure to cooperate in good faith with investigations; or (viii) failure to comply with confidentiality or intellectual property agreements. Prior to any determination that “cause” under this executive severance plan, Amyris is generally required to provide notice to the participant and a 30-day cure period.

“Good reason” generally means: (i) a material reduction of the participant’s role at Amyris; (ii) certain reductions of base salary; (iii) a workplace relocation of more than 50 miles; or (iv) a failure of Amyris to obtain the assumption of the executive severance plan by a successor. In order for a participant to assert good reason for his or her resignation, he or she must provide Amyris with 90 days written notice and allow Amyris 30 days to cure the condition. Additionally, if Amyris fails to cure the condition within the cure period, the participant must terminate employment with Amyris within 30 days of the end of the cure period.
To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and that officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.
We believe that the executive severance plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
In addition, in December 2013, we entered into a consulting agreement with Mr. Mills that provided for certain benefits beyond those contemplated by his offer letter, including the acceleration of certain of Mr. Mills’ unvested restricted stock units and a one-time retention bonus payment of $90,000 to be paid in connection with Mr. Mills’ agreement to continue to work on our behalf in the capacity of a consultant.
The following table summarizes the potential payments and benefits payable to each of our named executive officers other than Mr. Loeb and Mr. Mills (who did not receive any severance benefits in connection with their departures) upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2013.

	Qualifying Termination Other Than for Cause Not in Connection with a Change of Control			Qualifying Change of Control and Termination Without Cause or Constructive Termination Within Qualifying Period Following a Change of Control
Name	Base Salary($)(1)	COBRA Benefits ($)(1)	Value of Accelerated Options or Shares ($)(2)	BaseSalary ($)(1)	COBRA Benefits ($)(1)	Value of Accelerated Options or Shares ($)(2)
John Melo	825,000	40,430	—	1,110,000	53,907	3,496,232
Paulo Diniz	400,000	13,660	—	600,000	20,490	884,847
Joel Cherry	350,000	282	—	525,000	424	1,757,620
Zanna McFerson	375,000	5,945		562,500	8,917	1,167,700

(1)
  The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months (and 18 months for the Chief Executive Officer) from termination of his or her employment with us.
(2)
  With respect to outstanding options as of December 31, 2013, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) the excess of $5.29, the closing market price of our common stock on NASDAQ as of December 31, 2013, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) $5.29. Options with exercise prices higher than $5.29 are excluded from the calculation.
(3)
  The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 18 months (and 24 months for the Chief Executive Officer) from termination of his or her employment with us.

(4)
  With respect to outstanding options as of December 31, 2013, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) the excess of $5.29, the closing market price of our common stock on NASDAQ as of December 31, 2013, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) $5.29. Options with exercise prices higher than $5.29 are excluded from the calculation.
Agreements with Executives
Other than our consulting agreement with Mr. Mills entered into in connection with his departure in December 2013, we do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him or her at the time his or her employment with us commenced and that, for Messrs. Melo and Cherry, was later amended. Each offer letter provides that the named executive officer’s employment is at will.
As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.
See above “Executive Compensation — Potential Severance Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers on a change of control.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:
•
  any breach of the director’s duty of loyalty to us or our stockholders;
•
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•
  any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
As previously disclosed in our filings with the Securities and Exchange Commission, Amyris and our Chief Executive Officer, John Melo were named a party to a securities class action complaint in May 2013 and a complaint filed derivatively on behalf of Amyris in August 2013. In the event that liability is found or a financial settlement is reached with respect to such legal proceedings, Mr. Melo or our other named executive officers could seek indemnification from Amyris. We are not presently aware of any other pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans under which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation
Mr. Melo did not receive any compensation in connection with his service as a director due to his status as an employee. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus.
Director Compensation for Fiscal Year 2013
During the fiscal year ended December 31, 2013, our directors who served during 2013 (other than Mr. Melo) received the following compensation:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Arthur Levinson	60,000	8,280	11,593	—	79,873
Philippe Boisseau	60,000	—	—	—	60,000
Nam-Hai Chua	62,976	8,280	11,593	—	82,849
John Doerr	77,150	8,280	11,593	—	97,023
Geoffrey Duyk	71,250	8,280	11,593	—	91,123
Carole Piwnica	81,322	8,280	11,593	—	101,195
Fernando de Castro Reinach	63,544	8,280	11,593	—	83,417
HH Sheikh Abdullah bin Khalifa Al Thani	60,000	8,280	11,593	—	79,873
Raymond N Williams	35,444	8,280	53,079	—	96,803
Ralph Alexander	58,927	—	—	—	58,927
Patrick Pichette	47,056	—	—	—	47,056
Neil Renninger	10,000	—	—	—	10,000

(1)
  Reflects board, committee chair and committee retainer fees earned during fiscal year 2013, as well as reimbursement of expenses. Also reflects amounts earned during Q3 and Q4 of fiscal year 2012, but not paid until fiscal year 2013. The amounts earned in Q3 and Q4 of fiscal year 2012 were also reflected in our 2013 proxy statement.
(2)
  The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not correspond to the actual value that may be recognized by the directors.
(3)
  At December 31, 2013, the following non-employee directors each held equity awards covering the following aggregate numbers of shares and units:

Name	Outstanding Options (Shares)	Outstanding Stock Awards (Units)
Arthur Levinson	158,000	3,000
Nam-Hai Chua	32,000	3,000
John Doerr	38,000	3,000
Geoffrey Duyk	32,000	3,000
Carole Piwnica	38,000	3,000
Fernando de Castro Reinach	38,000	3,000
Sheikh Abdullah bin Khalifa Al Thani	32,000	3,000
Raymond N Williams Total	26,000	3,000

(4)
  In May 2013, Mr. Williams received an initial stock option award from our 2010 Equity Incentive Plan under the director compensation program as described in “Narrative to Director Compensation Tables” below. In August 2013, each of our non-employee directors other than Mr. Boisseau (and excluding Messrs. Renninger, Pichette and Alexander who resigned from the board prior to the grant date) received an annual stock option award and restricted stock unit award under our 2010 Equity Incentive Plan. Mr. Boisseau declined the annual award. These awards were contemplated by our director compensation program (described in “Narrative to Director Compensation Tables” below). With the exception of the initial director stock option awards granted to Mr. Williams, these option and restricted stock unit awards will become fully vested one year from a vesting commencement date of August 8, 2013. The initial 20,000 options granted to Mr. Williams will vest in quarterly increments over three years from the vesting commencement date of May 9, 2013 at a rate of 1/12 per quarter The grant date fair value for these awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes was as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)(1)	Number of Securities Underlying Options ($)(2)	Exercise Price Per Share ($)	Value of Stock and Option Awards ($)(2)
Arthur Levinson	08/01/2013		6,000	2.76	11,593
Arthur Levinson	08/01/2013	3,000		—	8,280
Nam-Hai Chua	08/01/2013		6,000	2.76	11,593
Nam-Hai Chua	08/01/2013	3,000		—	8,280
John Doerr	08/01/2013		6,000	2.76	11,593
John Doerr	08/01/2013	3,000		—	8,280
Geoffrey Duyk	08/01/2013		6,000	2.76	11,593
Geoffrey Duyk	08/01/2013	3,000		—	8,280
Carole Piwnica	08/01/2013		6,000	2.76	11,593
Carole Piwnica	08/01/2013	3,000		—	8,280
Fernando de Castro Reinach	08/01/2013		6,000	2.76	11,593
Fernando de Castro Reinach	08/01/2013	3,000		—	8,280
HH Sheikh Abdullah bin Khalifa Al Thani	08/01/2013		6,000	2.76	11,593
HH Sheikh Abdullah bin Khalifa Al Thani	08/01/2013	3,000		—	8,280
Raymond N Williams Total	05/13/2013		20,000	2.96	41,486
Raymond N Williams Total	08/01/2013		6,000	2.76	11,593
Raymond N Williams Total	08/01/2013	3,000		—	8,280

(5)
  Dr. Renninger and Messrs. Pichette and Alexander resigned from the Board in February, May and July of 2013, respectively. Such individuals did not receive the annual equity award grants to outside directors. The fees earned by Dr. Renninger, Messrs. Pichette and Alexander in 2013 represent retainer fees earned by such individuals through their respective resignation dates. Mr. Williams joined the Board in June 2013 and the fees earned by Mr. Williams in 2013 represent fees earned for the portion of the year that he served on the Board.

Narrative to Director Compensation Tables
In December 2010, the Board adopted a director compensation program that took effect on January 1, 2011. In February 2012, October 2013 and November 2013, respectively, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012, 2013 or 2014, respectively. Under this program, in each case subject to final approval by the Board with respect to equity awards:
•
  Each non-employee director receives an annual cash retainer of $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award vests in equal quarterly installments over three years, and the annual option and restricted stock unit awards become fully vested after one year.
•
  The chair of the Audit Committee receives an additional annual cash retainer of $15,000.
•
  The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of $10,000.
•
  The chair of the Nominating and Governance Committee receives an additional annual cash retainer of $9,000.
•
  Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair receive an annual retainer of $7,500, $5,000 and $4,500, respectively.
In general, we pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

Compensation Committee Interlocks and Insider Participation
The members of the Leadership Development and Compensation Committee for fiscal year 2013 were Ralph Alexander (through May 2013), Nam-Hai Chua (from May 2013), John Doerr and Carole Piwnica. None of these directors was an officer or employee of Amyris or any of our subsidiaries in fiscal year 2013, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during fiscal year 2013. Messrs. Alexander, Doerr, Chua and Ms. Piwnica may be deemed to have interests in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

Transactions with Related Persons
In addition to the compensation arrangements, including employment, termination of employment and change-in-control and indemnification arrangements, discussed, when required, above under “Executive Compensation — Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2013, and each currently proposed transaction in which:
•
  we have been or are to be a participant;
•
  the amount involved exceeds $120,000; and
•
  any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Total Transactions
Collaboration Agreement and Funding
Collaboration
In June 2010, we entered into a technology license, development, research and collaboration agreement with Total (which is an affiliate of our director, Philippe Boisseau, and who beneficially owned approximately 17.8% of our outstanding common stock as of December 31, 2013.) This agreement provided for joint collaboration on the development of products through the use of our synthetic biology platform. In November 2011, we entered into an amendment of the collaboration agreement with Total with respect to development and commercialization of Biofene for diesel. This represented an expansion of the initial collaboration with Total, and established a global, exclusive collaboration for the development of Biofene for diesel and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis.
In July 2012, we entered into a further amendment of the collaboration agreement with Total that expanded Total’s investment in the Biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total for the collaboration to include a convertible debt mechanism. Under these agreements, (collectively referred to as the “July 2012 Agreements”), the parties would grant exclusive manufacturing and commercial licenses to the joint venture for the joint venture products (diesel and jet fuel from Biofene) when the joint venture is formed. The licenses to the joint venture would be consistent with the principle that development, production and commercialization of the joint venture products in Brazil will remain with us unless Total elects, after formation of the operational joint venture, to have such business contributed to the joint venture (see below for additional detail).
With respect to funding from Total for the collaboration, the July 2012 Agreements established a funding framework with a series of “go/no-go” decisions by Total. Specifically, the July 2012 Agreements provided that Total would fund, through purchases of convertible promissory notes, $38.3 million to us in July 2012 (consisting of $15.0 million of new financing and $23.3 million to repay research and development funding previously provided by Total) and an additional $15.0 million in September 2012. Thereafter, Total would, if it chose to proceed with the program, fund an additional $30.0 million in July 2013 ($10.0 million of which was actually funded in June 2013 due to subsequent agreements between the parties as described below), $10.85 million in July 2014, and $10.85 million in January 2015. Thirty days following the earlier of the completion of the research and development program and December 31, 2016, Total would have a final opportunity to decide whether or not to proceed with the program — a decision point referred to as a “Final Go/No-Go Decision.”
At either of the initial decision points tied to the funding described above (in July 2013 or July 2014), if Total decided not to continue to fund the program, the outstanding convertible promissory notes issued under this funding structure would remain outstanding and become payable by us at the maturity date in March 2017, the research and development program and associated agreements would terminate, and all rights granted to Total and joint venture related to Biofene-based diesel and jet fuel would revert to us.

In the Final Go/No-Go Decision, Total could elect to go forward with the full program (encompassing diesel and jet fuel, go forward with only the jet fuel component of the program, or elect to cease its participation in the program entirely). In case of a full go decision, the parties would form an operational diesel and jet fuel joint venture and the outstanding notes would be canceled. In case of a go decision only with respect to jet, the parties would form an operational joint venture only for jet fuel (and the rights associated with diesel would terminate), 70% of the outstanding notes would remain outstanding and become payable by us, and 30% of the outstanding notes would be canceled. In case of a no-go decision, the outstanding notes would remain outstanding as described above for the earlier no-go decision options.
In case of a go decision, if the parties are unable to reach final agreement on the terms (including business plans and budgets) of the operational joint venture, Total would have the right to buy our interest in the operational joint venture. Also, if the operational joint venture is formed, Total would have an option to require us to contribute our Brazil-based fuels business to the operational joint venture at a price based on our historical investment in the Brazil business).
Funding History
Under the July 2012 Agreements, we issued convertible promissory notes (collectively referred to as the “R&D Notes” and which include the Remaining Notes contemplated by Proposal 5 of this Proxy Statement) to Total for an aggregate of $30.0 million in new cash (and to document $23.3 million in previous funding from Total) in the third quarter of 2012 and an additional $30.0 million in new cash in 2013. The purchase agreement provides that additional R&D Notes can be sold in a subsequent closing in July 2014 (for cash proceeds to us of $21.7 million, which would be settled in an initial installment of $10.85 million payable at such closing and a second installment of $10.85 million payable in January 2015).
As discussed above, upon completion of the research and development program, assuming Total makes a final “Go” decision with respect to commercialization of the products that are the subject of the research and development program, we and Total would operationalize a joint venture company that has exclusive rights to produce and market renewable diesel and/or jet fuel. Should Total decide not to pursue commercialization, we are obligated to repay the R&D Notes, or Total may elect to convert the principal amount of the R&D Notes into common stock (at an initial conversion price of $7.0682 per share for those notes issued in 2012, and an initial conversion price of $3.08 per share for those notes issued in 2013 as determined under the “March 2013 Letter Agreement” described below, and a reduced conversion price of $___ for those notes issuable through January 2015 as determined under the “March 2014 Letter Agreement” described below).
Under the July 2012 Agreements, Total was granted a right to participate in our future equity or convertible debt financings through December 31, 2013 to preserve its pro rata ownership. The purchase price for the first $30 million of purchases under this pro rata right could, at Total’s option, be paid by cancellation of outstanding R&D Notes held by Total. In December 2012, Total elected to participate in a private placement of our common stock by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes then outstanding for 1,677,852 of our common stock at a price of $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible promissory notes was cancelled.
In March 2013, we entered into a letter agreement with Total, referred to here as the “March 2013 Letter Agreement,” under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to our satisfaction of the relevant closing conditions for such funding in the purchase agreement). As consideration for this waiver and commitment, we agreed to:
•
  Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such 2013 funding from $7.0682 per share to $3.08 per share; and
•
  Grant Total a senior security interest in our intellectual property, subject to certain exclusions and subject to release by Total when we and Total entered into final documentation regarding the establishment of a pre-operational joint venture entity to, among other things, hold intellectual property licenses that would ultimately, in the event of a go decision, be held by the operational joint venture.

In addition to the waiver by Total described above, Total also agreed that, at our request and contingent upon us meeting our obligations described above, it would pay advance installments of the amounts otherwise payable under the Total Purchase Agreement in July 2013. Specifically, if we requested such advance installments, subject to certain closing conditions and delivery of certifications regarding our cash levels, Total was obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder to be funded on the original July 2013 closing date.
In June 2013, we sold and issued an R&D Note to Total in the aggregate principal amount of $10.0 million. This note has a conversion price of $3.08 per share in accordance with the March 2013 Letter Agreement. We did not request the May advance described above, but did request the June advance, under which this convertible note was issued. Subsequently, in July 2013, we sold and issued a $20.0 million senior unsecured convertible note to Total with the same conversion price as the note sold to Total in June 2013. This purchase and sale completed Total’s commitment to purchase $30.0 million of such notes by July 2013.
In October 2013, we entered into a letter agreement with Total relating to the issuance of a “bridge loan” promissory note to another investor in October 2013 and to the closing of a private placement of convertible promissory notes contemplated by agreements signed in August 2013 discussed below under “Private Placement of Convertible Promissory Notes.” In the August 2013 financing agreements, we were required to provide the purchasers with a security interest in our intellectual property if Total still held such security interest as of the initial closing of the August 2013 financing, with such security interest to be released when Total’s security interest was released. As discussed above, we had previously granted a security interest in favor of Total to secure our obligations under certain R&D Notes. The agreements relating to that security interest provided that the security interest would terminate if we and Total entered into certain agreements relating to the formation of the interim fuels joint venture as noted above. To induce Total to (i) permit us to grant the security interest required in connection with the August 2013 financing agreements and (ii) waive, with respect to the bridge loan and the August 2013 financing, certain debt limitations contained in our outstanding Total convertible promissory notes, we entered into the October letter agreement. Under the October letter agreement, we agreed to reduce, effective December 2, 2013, the conversion price for the Total convertible promissory notes issued in 2012 from $7.0682 per share to $2.20, the market price per share of our common stock as of the signing of the October letter agreement, unless we and Total entered into the interim joint venture agreements on or prior to such date. Such adjustment did not occur based on the establishment of the joint venture in December 2013. Total’s security interest was also released in December 2013.
Also in October 2013, Total canceled $9.2 million of its R&D Notes with a conversion price of $7.0682 as payment for convertible promissory notes issued in the first closing under our August 2013 financing agreements. In January 2014, Total canceled an additional $6.0 million of its R&D Notes with a conversion price of $7.0682 as payment for convertible promissory notes issued in the second closing of our August 2013 financing agreements. These cancellations were completed in accordance with Total’s pro rata rights under the July 2012 Agreements described above. The period during which Total could exercise such rights was extended to June 30, 2014 under the agreements relating to the establishment of the interim joint venture described in more detail below under “Joint Venture” and was further extended to the later of December 31, 2014 and the date on which Amyris shall have raised $75 million of equity and convertible debt financing (excluding any convertible promissory notes issued pursuant to the Total Purchase Agreement) pursuant to the March 2014 Letter Agreement.
In December 2013, as discussed in detail below under “Joint Venture,” upon establishment of the interim joint venture entity, all of the outstanding R&D Notes were exchanged for replacement notes that were secured by our equity interest in the joint venture entity, but that were otherwise substantially similar.
Terms of R&D Notes
The R&D Notes have a March 1, 2017 maturity date and conversion prices of $3.08 per share and $7.0682 per share, respectively. As of December 31, 2013, after cancellation of certain of the R&D Notes, there was $30.0 million in outstanding principal under R&D Notes with a conversion price of $3.08 per share, and there was $39.0 million in outstanding principal under R&D Notes with a conversion price of $7.0682 per share. The R&D Notes become convertible into Common Stock or payable by Amyris to Total depending on various conditions, including whether or not Total makes “Go” or “No-Go” decisions as described above. Specifically, each R&D Note becomes convertible into our common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to its maturity date based on a go decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a no-go decision, and (iv) on our default. If Total makes a final go decision, then the R&D Notes will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration, after which the R&D Notes will not be convertible and any obligation to pay principal or interest on the Note will be extinguished. If Total makes a no-go or a partial go decision, all or a portion of the outstanding R&D Notes will remain outstanding and become payable at maturity. The R&D Notes bear interest of 1.5% per year (with a default rate of 2.5%), accruing from date of funding and payable at maturity or on conversion or a change of control where Total exercises a right to require us to repay the R&D Notes. Accrued interest is canceled if the R&D Notes are canceled based on a go decision.
The conversion price of the R&D Notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total has a right to require repayment of 101% of the principal amount of the R&D Notes in the event of a change of control of Amyris and the R&D Notes provide for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment. The R&D Notes and the associated purchase agreement include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of reports with the Securities and Exchange Commission. The R&D Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the R&D Notes and purchase agreement, with added default interest rates and associated cure periods applicable to the covenant regarding Securities and Exchange Commission reporting.
Joint Venture
As discussed above under “Collaboration Agreement and Funding”, the July 2012 Agreements contemplated establishing a joint venture to commercialize the joint venture products following completion of a research and development program for the joint venture products with a final decision from Total on whether to proceed with commercialization generally due no later than the end of 2016. The July 2012 Agreements contemplated that the parties would form an interim joint venture entity in advance of the completion of the research and development program to provide Total with (i) certainty that the joint venture would receive the proposed intellectual property licenses from us and (ii) an option for Total to purchase our interest in the interim joint venture if we were to experience a financial hardship prior to the formation of the production and commercialization joint venture. Consequently, in November 2013, we and Total formed Total Amyris BioSolutions B.V., (“JVCO”), a private company with limited liability incorporated under the laws of the Netherlands.
In November 2013 and December 2013, we and Total entered into a series of agreements and documents in connection with forming JVCO (collectively referred to as the “JV Documents”). Under the JV Documents, the common equity of JVCO is jointly owned (50%/50%) by us and Total, and the preferred equity of JVCO is 100% owned by us. JVCO’s purpose is currently limited to executing the license agreement with respect to certain of our intellectual property (and maintaining such licenses under it), unless and until either (i) Total elects to go forward with either the full (diesel and jet fuel) JVCO commercialization program or the jet fuel component of the JVCO commercialization program, (ii) Total elects to not continue its participation with the research and development program and with JVCO, or (iii) Total exercises any of its rights to buy out the our interest in JVCO as described below. Following a go decision, the articles of incorporation of JVCO and the shareholders agreement entered into in December 2013 (described below) would be amended and restated to be consistent with the shareholders’ agreement contemplated by the July 2012 Agreements.
JV Documents
The JV Documents (i) establish the parties’ ownership and governing relationship for JVCO during its pre-commercialization phase, (ii) grant an exclusive license to JVCO under our intellectual property to make and sell joint venture products, (iii) secure the funding that Total has provided and may continue to provide to us related to the research and development program, and (iv) provide Total with certain rights to buy out our interest in JVCO before the completion of the research and development program.

The articles of incorporation of JVCO establish the basic structure and governance of JVCO during its pre-commercialization phase, including setting forth JVCO’s limited purpose, board composition, classes of stock, and board and stockholder voting rights and procedures. As initial capital contributions for JVCO, we and Total each contributed to JVCO €50,000 in cash, which in our case was borrowed from Total pursuant to a secured promissory note. The articles of incorporation of JVCO generally provide that all actions of JVCO require the unanimous approval of Total and us. In addition to basic corporate structure and governance, the articles of incorporation of JVCO set forth the conditions and processes for Total to purchase our interest in JVCO at fair market value (but no less than the amount outstanding under the R&D Notes, which are secured by interests in JVCO and which replaced the unsecured R&D Notes previously issued to Total) upon the occurrence of certain financial hardship situations for us. If this purchase option is held to be invalid or unenforceable and we attempt to transfer our interest in JVCO to a third party, the articles of incorporation of JVCO also require us to offer Total the opportunity to purchase such interest at the same price and on the same terms as we would sell them to the third party.
Under the shareholders’ agreement entered into as part of the JV Documents, in the event of a go decision, Total would purchase 50% of the preferred equity of JVCO from us at a price equal to the amount of outstanding senior secured convertible notes (or 30% of such amount if the go decision only includes the jet fuel component of the collaboration). The shareholders’ agreement also enumerates additional events that could occur prior to JVCO commencing commercialization of joint venture products that would enable a JVCO party to buy out the other JVCO party’s interest in JVCO at fair market value (but no less than the amount outstanding under the R&D Notes). These pre-commercialization events include a change of control of Total, a change of control of Amyris, and a deadlock with regard to proceeding to JVCO’s commercialization phase. In the event of a no-go decision by Total prior to proceeding with JVCO’s commercialization phase, JVCO would be wound down. We also entered into an amended and restated master framework agreement (originally one of the July 2012 Agreements) to add an option for Total to purchase our Brazil diesel and jet fuel business at fair market value following any exercise by Total of its buy out rights pursuant to the articles of incorporation of JVCO (in addition to Total’s preexisting rights in the master framework agreement entered into in July 2012 to cause Amyris to contribute the Brazil business to JVCO following a go decision or if Total acquires our interest in JVCO in the event of a deadlock as described above, which rights continue and are now set forth in, the December 2013 shareholders’ agreement and the master framework agreement). The amended and restated master framework agreement also extended the period during which Total could exercise its pro rata rights (described above under “Collaboration Agreement and Funding”) to June 30, 2014, and adjusted the amount of R&D Notes that could be canceled to exercise such right to $15.7 million to reflect previous cancellations of R&D Notes in respect of such right.
Under the license agreement entered into in connection with the JVCO Documents, we granted JVCO an exclusive, world-wide, royalty-free license under our intellectual property to make and sell joint venture products. We also granted JVCO, in the event of a buyout of our interest in JVCO, a non-exclusive, worldwide, royalty-free license to optimize and/or engineer the strains we use to produce farnesene at a commercial quantity, quality and cost for its diesel and jet fuels. In the event of a no-go decision by Total prior to proceeding with JVCO’s commercialization phase, the license agreement would terminate.
To secure Total’s option to purchase JVCO and right of first offer, (i) our interest in JVCO was transferred to an escrow agent to hold and release to us or to Total in accordance with an escrow agreement, and (ii) we pledged our interest in JVCO to Total as security for the repayment of the senior secured convertible notes pursuant to a deed of pledge. The escrow agreement and the deed of pledge terminate upon either a no-go decision by Total or the entry by the parties to the JVCO into an amended and restated shareholders’ agreement following a go decision.
We also entered into a letter agreement with Total providing (i) for the exchange of the then-outstanding $69,047,817 aggregate principal amount of the R&D Notes for an equal principal amount of senior secured convertible notes and (ii) that any R&D Notes that may in the future be purchased and sold at the third closing contemplated by the July 2012 Agreements shall be senior secured convertible notes instead of senior unsecured convertible notes. The terms of the replacement R&D Notes are otherwise substantially similar to the terms of the senior unsecured convertible promissory notes, including conversion prices and terms, interest, covenants and events of default.

Private Placement of Convertible Promissory Notes
August 2013 Financing
In August 2013, we entered into a securities purchase agreement (the “August SPA”), for the sale of two tranches of senior convertible promissory notes (collectively referred to as the “Convertible Notes”) to Temasek and Total, each of whom are our existing stockholders. The August SPA contemplates the sale of up to an aggregate of $73.1 million in principal amount of the Convertible Notes in a private placement from registration under the Securities Act of 1933, as amended, in an initial tranche of $42.7 million in aggregate principal amount and a second tranche of $30.5 million in aggregate principal amount.
Amendments to August SPA
In October 2013, we entered into Amendment No. 1 to the August SPA with Temasek, Total and certain entities affiliated with FMR LLC (referred to as the Fidelity Purchasers). Based on a Schedule 13G/A filed by FMR LLC in February 2013, FMR LLC, was a beneficial owner of more than 5% of our outstanding common stock during 2013, including by virtue of certain previously issued convertible promissory notes. The first amendment to the August SPA added the Fidelity Purchasers as purchasers under the August SPA, and provided for the sale of $7.6 million of additional Convertible Notes to the Fidelity Purchasers in the initial tranche. The additional Convertible Notes to be sold to Fidelity also caused an adjustment to the pro rata amount to be purchased by Total in the initial tranche. Also in October 2013, we sold and issued Convertible Notes from the first tranche under the August SPA, as amended, for a total of approximately $51.8 million of the first-tranche notes. At such closing, Temasek purchased $35.0 million of the first-tranche notes through cancellation of the outstanding principal amount of the Temasek bridge note (described below), Total purchased approximately $9.3 million of the first-tranche notes through cancellation of same amount of principal of previously outstanding convertible promissory notes held by Total, and Fidelity purchased approximately $7.6 million of the first-tranche notes through payment of cash.
In December 2013, we agreed to complete an additional private placement for a portion of the second tranche of convertible promissory notes in the amount of approximately $34.0 million. At the closing of this additional private placement, which was completed in January 2014, Temasek purchased $25.0 million of second-tranche notes for cash and certain funds affiliated with Wolverine Asset Management, LLC purchased $3.0 million of second-tranche notes for cash. Total purchased approximately $6.0 million of second-tranche notes through cancellation of the same amount of principal of previously outstanding convertible promissory notes held by Total (in respect of Total’s preexisting contractual right to maintain its pro rata ownership position through such cancellation).
Temasek Bridge Note
In October 2013, we sold and issued a senior secured promissory note to Temasek for a bridge loan of $35.0 million. The Temasek bridge note was due on February 2, 2014 and accrued interest at a rate of 5.5% each four months from October 4, 2013 (with a rate of 2% per month applicable if a default occurred). The note was canceled as payment for Temasek’s purchase of a first-tranche note in the initial closing of the first-tranche notes under the August SPA, as amended.
Terms of the First Tranche Notes
The first-tranche notes will be due sixty months from the date of issuance and will be convertible into common stock at a conversion price equal to $2.44, which represents a 15% discount to a trailing 60-day weighted-average closing price of the common stock on NASDAQ through August 7, 2013, subject to adjustment as described below. Specifically, the first-tranche notes are convertible at the option of the holder (i) at any time after 18 months from the date of the August SPA, (ii) on a change of control of the Amyris, and (iii) upon the occurrence of an event of default. The conversion price of the first-tranche notes shall be reduced to $2.15 if either (a) a specified manufacturing plant fails to achieve a total production of 1,000,000 liters within a run period of 45 days prior to June 30, 2014, or we fail to achieve gross margins from product sales of at least 5% prior to July 31, 2014, or (b) we reduce the conversion price of certain existing promissory notes held by Total prior to the repayment or conversion of the first-tranche notes;

provided, however, that if both of the conditions described in clauses (a) and (b) occur, the conversion price of the first-tranche notes would be reduced to $1.87. Because we achieved the production milestone of 1,000,000 liters within a run period of 45 days in 2013, it is unlikely that the conversion price of the first-tranche notes would be reduced below $2.15. Each first-tranche note will accrue interest from the date of issuance until the earlier of the date that such first-tranche note is converted into common stock or repaid in full. Interest will accrue at a rate per six months equal to 5.00%, compounded semiannually (with graduated interest rates of 6.5% applicable to the first 180 days and 8% applicable thereafter as the sole remedy should we fail to maintain NASDAQ listing status or at 6.5% for all other defaults). Interest for the first 30 months shall be payable in kind and added to principal every six-months and thereafter, we may continue to pay interest in kind by adding to principal every six-months or may elect to pay interest in cash. We may prepay the first-tranche notes after 30 months from the issuance date and initial interest payment; thereafter we have the option to prepay the first-tranche notes every six months at the date of payment of the semi-annual coupon.
Terms of the Second Tranche Notes
Each second-tranche note will be due five years after the date of the first issuance of the second-tranche notes and will be subject to a conversion price equal to $2.87, which represents a trailing 60-day weighted-average closing price of the common stock on NASDAQ through August 7, 2013, subject to adjustment as described below. Specifically, the second-tranche notes will be convertible at the option of the holder (i) at any time 12 months after issuance, (ii) on a change of control of Amyris, and (iii) upon the occurrence of an event of default. Each second-tranche note will accrue interest from the date of issuance until the earlier of the date that such second-tranche note is converted into common stock or repaid in full. Interest will accrue at a rate per annum equal to 10.00%, compounded annually (with graduated interest rates of 13% applicable to the first 180 days and 16% applicable thereafter as the sole remedy should we fail to maintain NASDAQ listing status or at 12% for all other defaults). Interest for the first 36 months shall be payable in kind and added to principal every year following the issue date and thereafter, we may continue to pay interest in kind by adding to principal on every year anniversary of the issue date or may elect to pay interest in cash.
Additional Terms of the Convertible Notes
In addition to the conversion price adjustments set forth above, the conversion price of the Convertible Notes is subject to further adjustment (i) according to proportional adjustments to outstanding common stock in case of certain dividends and distributions, (ii) according to anti-dilution provisions, and (iii) with respect to Convertible Notes held by any purchaser other than Total, in the event that Total exchanges existing convertible notes for new securities of Amyris in connection with future financing transactions in excess of its pro rata amount. Notwithstanding the foregoing, holders of a majority of the principal amount of the Convertible Notes outstanding at the time of conversion may waive any anti-dilution adjustments to the conversion price. The purchasers have a right to require repayment of 101% of the principal amount of the Convertible Notes in the event of a change of control of Amyris and the Convertible Notes provide for payment of unpaid interest on conversion following such a change of control if the purchasers do not require such repayment. The August SPA, as amended, and Convertible Notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt and on certain liens, maintenance of corporate existence, and filing of reports with the Securities and Exchange Commission. The Convertible Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the August SPA and Convertible Notes, with default interest rates and associated cure periods applicable to the covenant regarding Securities and Exchange Commission reporting.
Additional Agreements
The August SPA, as amended, also required that we enter into an amendment no. 5 to the investors’ rights agreement with certain of our stockholders. Under such amended investors’ rights agreement, certain holders of our outstanding securities can request the filing of a registration statement under the Securities Act of 1933, as amended, covering the shares of common stock held by (or issued upon conversion of other securities, including the Convertible Notes, held by) the requesting holders. Further, under the investors’

rights agreement, if we register securities for public sale, our stockholders with registration rights have the right to include their shares of common stock in the registration statement. Additionally, stockholders with registration rights under the investors’ rights agreement can request that we register all or a portion of their common stock on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000. The amendment to the investors’ rights agreement extended such rights under the investors’ rights agreement to the Convertible Note purchasers who were not already party to the investors’ rights agreement.
We also entered into a voting agreement dated August 8, 2013 with certain of our stockholders (Temasek, Total, Naxyris S.A., TPG Biotechnology Partners II, L.P., KPCB Holdings, Inc., Sualk LTD, Biolding Investment SA and certain other stockholders), pursuant to which such stockholders agreed to vote their shares of common stock in favor of transactions contemplated by the August SPA and against any proposal in opposition to transactions contemplated by the August SPA.
Common Stock Offerings
In 2013 we completed private placements of our common stock to investors that included parties related to the members of the Board. In December 2012, we agreed to a private placement of 14,177,849 shares of our common stock to various investors for aggregate proceeds of approximaely $37.2 million, of which $22.2 million in cash was received in December 2012 and $15.0 million in cash was received in January 2013. Consequently, we issued 5,033,557 shares of the 14,177,849 shares of our common stock from such private placement in 2013. The investors under the December 2012 purchase agreement were the following existing stockholders of Amyris: Temasek; Biolding Investment SA; Naxyris SA; Foris Ventures, LLC; Sualk Capital Ltd; TPG Biotechnology Partners II, L.P.; and Total. As part of this private placement, 1,677,852 of such shares of common stock were issued to Total in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note we previously issued to Total. In connection with this private placement, we entered into a letter of agreement, dated December 24, 2012 with Biolding under which we acknowledged that Biolding’s initial investment of $10.0 million in December 2012 represented partial satisfaction of its preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by us of criteria associated with the commissioning of our production plant in Brotas, Brazil.
In March 2013, we completed a private placement of 1,533,742 of our common stock to Biolding for aggregate proceeds of $5.0 million representing the final tranche of Biolding’s preexisting contractual obligation to fund $15.0 million upon our satisfaction of certain milestones at our Brotas, Brazil facility. In the aggregate, we sold approximately 7,258,932 shares of our common stock for approximately $20,000,000 in proceeds from private placements in 2013.
Participation in Common Stock Offerings by Related Parties.
Although none of our executive officers or directors purchased common stock directly in the December 2012 and March 2013 offerings, entities affiliated with certain directors did participate:
•
  Biolding, an affiliate of our director, HH, purchased shares in the December 2012 and March 2013 offerings. HH was serving on the Board at the time of such offerings.
•
  Total and Temasek, each a beneficial owner of more than 5% of our outstanding common stock at the time of the transactions and, in the case of Total, an affiliate of our director, Mr. Boisseau, purchased shares of our common stock in both the December 2012 offering; in addition, Temasek’s Board designee (pursuant to a February 2012 agreement), Nam-Hai Chua, was serving on the Board at the time of the December 2012 offering.
•
  Naxyris SA and TPG Biotechnology Partners II, L.P., each a beneficial owner of more than 5% of our outstanding common stock at the time of the December 2012 offering, purchased shares in the December 2012 offering; in addition, Naxyris SA’s Board designee (pursuant to a February 2012 agreement), Carole Piwnica, was serving on the Board at the time of both the December 2012 offering, and Geoffrey Duyk, a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P., was serving on the Board at the time of the December 2012 offering.

•
  Foris Ventures LLC and Sualk Capital Ltd, entities affiliated with our existing directors, John Doerr and Fernando de Castro Reinach, respectively, purchased shares of our common stock in the December 2012 offering; in addition, Sualk Capital Ltd’s Board designee (pursuant to a February 2012 agreement), Dr. Reinach, was serving on the Board at the time of the December 2012 offering.
Indemnification Arrangements
Please see “Executive Compensation — Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.
Executive Compensation and Employment Arrangements
Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.
Investors’ Rights Agreement and Registration Rights Agreements
Please see “Transactions with Related Persons — Total Transactions” and “— Private Placement Financings” for information on the Rights Agreement and on registration rights agreements with certain entities affiliated with our directors or with holders of 5% or more of our outstanding common stock.
Related Person Transaction Policy
Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.
Householding of Proxy Materials
The Securities and Exchange Commission has adopted rules that permit companies and Intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.
Available Information
We will provide to any stockholder entitled to vote at our 2014 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on April 2, 2014, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations, attention Joel Velasco, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Incorporation of Information by Reference
The Securities and Exchange Commission allows us to “incorporate by reference” certain information we file with the Securities and Exchange Commission, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on April 2, 2014 and being delivered to stockholders along with this Proxy Statement: (1) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) Item 7A entitled “Quantitative and Qualitative Disclosures About Market Risk,” (3) Item 8 entitled “Financial Statements and Supplementary Data” and (4) Item 9 entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”
Stockholder Proposals to be Presented at Next Annual Meeting
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 10, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 23, 2014 nor earlier than January 24, 2014.
Other Matters
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS

Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April 14, 2014

ANNEX A
TOTAL PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 30, 2012, by and between Amyris, Inc., a Delaware corporation (the “Company”), and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (the “Purchaser”).
BACKGROUND
(A)
  The Company and Purchaser are parties to that certain Technology License, Development, Research and Collaboration Agreement, entered into as of June 21, 2010, as amended by the First Amendment entered into as of November 23, 2011 (the “Current Collaboration Agreement”), which provides for certain research and development projects under the Amyris-Total Renewable Farnesene Development Project Plan (the “Project Plan”) between the Company and Purchaser.
(B)
  Contemporaneously with the execution of this Agreement, the Company and Purchaser will enter into the Second Amendment to the Current Collaboration Agreement (the “Second Amendment”, and the Current Collaboration Agreement, as so amended, the “Collaboration Agreement”).
(C)
  Contemporaneously with the execution of this Agreement, the Company and the Purchaser will execute and deliver a Master Framework Agreement, dated as of July 30, 2012, by and between the Company and the Purchaser (the “Master Framework Agreement”).
(D)
  The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.
(E)
  The Purchaser desires to purchase, and the Company desires to offer and sell to the Purchaser, up to an aggregate of $105,000,000 in principal amount of its 1.5% Senior Unsecured Convertible Notes due 2017 (individually a “Security” and collectively the “Securities”) at the Initial Closing and at any Subsequent Closing (each as hereinafter defined). The Securities will be evidenced by Convertible Notes in the form attached hereto as Exhibit A. The Securities will be convertible into shares (the “Underlying Securities”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Securities.
Agreement

  The parties, intending to be legally bound, agree as follows:
ARTICLE 1
SALE OF SECURITIES
1.1. Purchase and Sale of Securities.
(a) Initial Closing.   Subject to the terms and conditions hereof, at the Initial Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Fifty-Three Million Three Hundred Thousand Dollars ($53,300,000), of which Thirty Million Dollars ($30,000,000) shall be paid by the Purchaser in cash in two equal installments of Fifteen Million Dollars ($15,000,000) as specified in Section 2.1(a) below, and of which Twenty-Three Million Three Hundred Thousand Dollars ($23,300,000) shall be retained by the Purchaser pursuant to Section 8.4 (collectively, the “Initial Closing Purchase Price”).
(b) Second Closing.   Subject to the terms and conditions hereof, at the Second Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Thirty Million Dollars ($30,000,000) (the “Second Closing Purchase Price”).

(c) Third Closing.   Subject to the terms and conditions hereof, at the Third Closing the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a Security in the principal amount of Twenty-One Million Seven Hundred Thousand Dollars ($21,700,000), which amount shall be paid by the Purchaser in cash in two equal installments of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) as specified in Section 2.1(c) below (the “Third Closing Purchase Price”, with each of the Initial Closing Purchase Price, any Second Closing Purchase Price and any Third Closing Purchase Price being referred to herein as a “Purchase Price”).
ARTICLE 2
CLOSING; DELIVERY
2.1. Closing.
(a) Initial Closing.   The closing of the purchase and sale of the first Fifty-Three Million Three Hundred Thousand Dollars ($53,300,000) in principal amount of Securities by and to the Purchaser hereunder (the “Initial Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111-5994 within one business day following the date on which the last of the conditions set forth in Section 5.1 and Section 6.1 (other than those conditions that by their nature are to be satisfied at the Initial Closing), have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2012 (such date, the “Initial Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Initial Closing shall take place in two installments, with the first installment in the principal amount of Thirty-Eight Million Three Hundred Thousand Dollars ($38,300,000) occurring on the Initial Closing Date, such amount to be paid in the manner specified in Sections 5.1(a) and Section 8.4 below, and the second installment in the principal amount of Fifteen Million Dollars ($15,000,000) occurring on September 15, 2012.
(b) Second Closing.   The closing of the purchase and sale of the second Thirty Million Dollars ($30,000,000) in principal amount of Securities, if any, by and to the Purchaser hereunder (the “Second Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111-5994 within one business day following the date on which the last of the conditions set forth in Section 5.2 and Section 6.2 applicable to any Second Closing (other than those conditions that by their nature are to be satisfied at any Second Closing) have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2013 (such date, the “Second Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Second Closing shall take place in a single installment occurring on the Second Closing Date.
(c) Third Closing.   The closing of the purchase and sale of the third Twenty-One Million Seven Hundred Thousand Dollars ($21,700,000) in principal amount of Securities, if any, by and to the Purchaser hereunder (the “Third Closing”, with each of the Initial Closing, any Second Closing and any Third Closing being referred to herein as a “Closing”, and each of any Second Closing and any Third Closing being referred to herein as a “Subsequent Closing”) shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111-5994 within one business day following the date on which the last of the conditions set forth in Section 6.2 and Section 7.2 applicable to any Third Closing (other than those conditions that by their nature are to be satisfied at any Third Closing) have been satisfied or waived in accordance with this Agreement but in no event later than July 31, 2014 (such date, the “Third Closing Date”, with each of the Initial Closing Date, any Second Closing Date and any Third Closing Date being referred to herein as a “Closing Date”, and each of any Second Closing Date and any Third Closing Date being referred to herein as a “Subsequent Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. The settlement of the purchase and sale of the Securities to be purchased and sold at the Third Closing shall take place in two installments, with the first installment in the principal amount of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) occurring on the Third Closing Date, and the second installment in the principal amount of Ten Million Eight Hundred Fifty Thousand Dollars ($10,850,000) occurring on the date that is six (6) months following any Third Closing Date but in no event later than January 31, 2015.

2.2. Delivery.
2.2.1 In each installment under each Closing hereunder, subject to the terms and conditions hereof to be satisfied at the applicable Closing Date, the Company will deliver to the Purchaser the Security to be purchased by and sold to the Purchaser in the applicable installment, in the name of the Purchaser, duly executed by the Company. At the Initial Closing, the Company shall execute and deliver to the Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit B (“Rights Agreement”) and the other documents referenced in Section 6.1. In the first installment under each Subsequent Closing, the Company shall execute and deliver to the Purchaser the documents referenced in Section 6.2.
2.2.2 In each installment under each Closing hereunder, subject to the terms and conditions hereof to be satisfied at the applicable Closing Date, the Purchaser will deliver to the Company the Purchase Price for the Security to be purchased by and sold to the Purchaser in the applicable installment by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to the Purchaser at least two business days prior to the applicable Closing Date. At the Initial Closing, the Purchaser shall execute and deliver to the Company the Rights Agreement and the other documents referenced in Section 5.1. In the first installment under each Subsequent Closing, the Purchaser shall execute and deliver to the Company the documents referenced in Section 5.2.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents, warrants and covenants to the Purchaser, except as set forth in the disclosure letter supplied by the Company to the Purchaser dated as of the date hereof (in the case of the Initial Closing), as of the Second Closing Date (in the case of the Second Closing), or as of the Third Closing Date (in the case of the Third Closing), which exceptions shall be deemed to be part of the representations and warranties made hereunder as provided therein, as follows:
3.1. Organization and Standing.   The Company and each of its subsidiaries is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as proposed to be conducted. The Company and each of its subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company and its subsidiaries or the ability of the Company or any of its subsidiaries to perform their respective obligations under the Transaction Agreements (as defined below) (a “Material Adverse Effect”).
3.2. Subsidiaries.   As used in this Agreement, references to any “subsidiary” of a specified Person shall refer to an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, as such terms are used in and construed under Rule 405 under the Securities Act (which, for the avoidance of doubt, shall include the Company’s controlled joint ventures, including shared-controlled joint ventures). The Company’s subsidiaries as of the date hereof are listed on Exhibit 21.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and, except as Previously Disclosed (as defined in Section 3.10) are the only subsidiaries, direct or indirect, of the Company as of the date hereof. All the issued and outstanding shares of each subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and, except as Previously Disclosed, are owned by the Company or a Company subsidiary free and clear of all liens, encumbrances and equities and claims. As used herein, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and an “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.
3.3. Power.   The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement and the Securities (together, the “Transaction Agreements”).

3.4. Authorization.   The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and the Transaction Agreements constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).
3.5. Consents and Approvals.   Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements. No consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market), or other governmental body is required for the execution and delivery of these Transaction Agreements, the valid, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.
3.6. Non-Contravention.   The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities (including the issuance of the Underlying Securities upon conversion thereof) to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3.6, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a consecutive 12-month period.
3.7. The Securities.   The Securities have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.
3.8. The Underlying Securities.   Upon issuance and delivery of the Securities in accordance with this Agreement, the Securities will be convertible into shares of the Underlying Securities in accordance with the terms of the Securities; the Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.
3.9. No Registration.   Assuming the accuracy of each of the representations and warranties of the Purchaser herein, the issuance by the Company of the Securities (including the issuance of the Underlying Securities upon conversion thereof) is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
3.10. Reporting Status.   The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the Initial Closing Date (in the case of the Initial Closing), the Second Closing Date (in the case of the Second Closing), or the Third Closing Date (in the case of the Third Closing), or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after February 28, 2012 but prior to the Business Day immediately prior to the date hereof (in the case of the Initial Closing), the Business Day immediately prior to the Second Closing Date (in the case of the Second Closing), or the Business Day immediately prior to the Third Closing Date (in the case of the Third Closing) (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature). The Company is eligible to register the Underlying Securities for resale by the Purchaser using Form S-3 promulgated under the Securities Act.
3.11. Contracts.   Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions
3.12. Capitalization.   Immediately prior to the Initial Closing, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Common Stock, $0.0001 par value per share, 58,739,226 shares of which are issued and outstanding as of the date hereof, and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares were issued and outstanding. All subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company issued and outstanding as of the date hereof, or material contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may be obligated to issue shares of capital stock, or securities or rights convertible or exchangeable for shares of capital stock, are as set forth in the SEC Documents. The issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as Previously Disclosed, no holder of the Company’s capital stock is entitled to preemptive or similar rights. The Company has delivered to the Purchaser copies of all agreements to which the Company is a party related to the Company’s securities with any securityholder of the Company, other than (i) any agreement with Purchaser, (ii) any agreement which has been filed as an exhibit to the SEC Documents, and (iii) any agreement related to employee equity grants or awards. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as Previously Disclosed, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available to the Purchaser a true, correct and complete copy of the Company’s Certificate of Incorporation and Bylaws.
3.13. Legal Proceedings.   Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.
3.14. No Violations.
(a) Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.
(b) The Company is not in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any outstanding Securities.
3.15. Governmental Permits; FDA Matters.
(a) Permits.   The Company and its subsidiaries possess all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, except where such failure to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) EPA and FDA Matters.   As to each of the manufacturing processes, intermediate products and research or commercial products of the Company and each of its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic

Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and TSCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA, EPA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar or equivalent functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.
3.16. Listing Compliance.   The Company is in compliance with the requirements of the NASDAQ Global Select Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from the NASDAQ Global Select Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Global Select Market, nor has the Company received any notification that the SEC or the NASDAQ Global Select Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of the NASDAQ Global Select Market. The Company will comply with all requirements of the NASDAQ Global Select Market with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof), including the filing of any additional listing notice with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof).
3.17. Intellectual Property.
(a) The Company and/or the subsidiaries owns or possesses, free and clear of all encumbrances, all legal rights to all intellectual property and industrial property rights and rights in confidential information, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (iii) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and other methodologies, (iv) copyrights, (v) computer programs (whether in object code, subject code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all related documentation, (vi) licenses to any of the foregoing, and (vii) all applications and registrations of the foregoing, and (viii) all other similar proprietary rights (collectively, “Intellectual Property”) used or held for use in, or necessary for the conduct of their businesses as now conducted and as proposed to be conducted, and neither the Company nor any of its subsidiaries (i) has received any communications alleging that either the Company or any of the subsidiaries has violated, infringed or misappropriated or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, (ii) knows of any basis for any claim that the Company or any of the subsidiaries has violated, infringed or misappropriated, or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, and (iii) knows of any third-party infringement, misappropriation or violation of any Company or any Company subsidiary’s Intellectual Property. The Company has taken and takes reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property, including requiring all Persons with access thereto to enter into appropriate non-disclosure agreements. To the knowledge of the Company, there has not been any disclosure of any material trade secret of the Company or a Company subsidiary (including any such information of any other Person disclosed in confidence to the Company) to any other Person in a manner that has resulted or is likely to result in the loss of trade secret in and to such information. Except as Previously Disclosed, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s or the subsidiaries’ Intellectual Property, nor is the Company or the subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.
(b) To the Company’s knowledge, none of the employees of the Company or the subsidiaries are obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature or contracts entered into with prior employers), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or the subsidiaries or would conflict with their businesses as now conducted and as proposed to be conducted. Neither the execution nor delivery of the Transaction Agreements will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which the Company or the subsidiaries or any of the employees of the Company or the subsidiaries is now obligated, and neither the Company nor the subsidiaries will need to use any inventions that any of its employees, or persons it currently intends to employ, have made prior to their employment with the Company or the subsidiaries, except for inventions that have been assigned or licensed to the Company or the subsidiaries as of the applicable Closing Date. Each current and former employee or contractor of the Company or the subsidiaries that has developed any Intellectual Property owned or purported to be owned by the Company or the subsidiaries has executed and delivered to the Company a valid and enforceable Invention Assignment and Confidentiality Agreement that (i) assigns to the Company or such subsidiaries all right, title and interest in and to any Intellectual Property rights arising from or developed or delivered to the Company or such subsidiaries in connection with such person’s work for or on behalf of the Company or such subsidiaries, and (ii) provides reasonable protection for the trade secrets, know-how and other confidential information (1) of the Company or such subsidiaries and (2) of any third party that has disclosed same to the Company or such subsidiaries. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. Except as Previously Disclosed, to the knowledge of the Company, no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned, in whole or part, by the Company or the subsidiaries.
3.18. Financial Statements.   The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor the subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.
3.19. Accountants.   PricewaterhouseCoopers LLP (with respect to the Initial Closing) or any “Big Four” or “Second Six” independent audit firm then engaged by the Company (with respect to any Subsequent Closing), which has expressed its opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (with respect to the Initial Closing), December 31, 2012 (with respect to the Second Closing), or December 31, 2013 (with respect to the Third Closing), are, or with respect to the Second Closing and Third Closing will be at the time of the issuance of the applicable opinion, registered independent public accountants as required by the Exchange Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board). In the case of the Initial Closing, as of the date hereof, the Company does not expect that the disclosure to be included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements and under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Liquidity” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” will be materially different with respect to the Company’s need for additional funds than such disclosure as was provided under such headings in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012, and in the case of each Subsequent Closing, as of the date of such Subsequent Closing, the Company does not expect that the disclosure to be included in the Company’s Quarterly Report on Form 10-Q for the three month quarterly reporting period ended immediately prior to such Subsequent Closing in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements and under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Liquidity” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” will be materially different with respect to the Company’s need for additional funds than such disclosure as was provided under such headings in the Company’s most recently filed Quarterly Report on Form 10-Q.
3.20. Internal Accounting Controls.   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.
3.21. Off-Balance Sheet Arrangements.   There is no transaction, arrangement or other relationship between the Company or its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.
3.22. No Material Adverse Change.   Except as set forth in the SEC Documents in each case, filed or made through and including the applicable Closing Date, since December 31, 2011 (with respect to the Initial Closing), December 31, 2012 (with respect to the Second Closing), or December 31, 2013 (with respect to the Third Closing):
(a) there has not been any event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect,
(b) the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC,
(c) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock other than routine withholding in accordance with the Company’s existing stock-based plan,

(d) the Company has not altered its method of accounting or the identity of its auditors, except as Previously Disclosed,
(e) the Company has not issued any equity securities except (i) pursuant to the Company’s existing stock-based plans, or (ii) as otherwise Previously Disclosed; and
(f) there has not been any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries.
3.23. Solvency.   The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing (assuming for this purpose that, in the case of the Initial Closing and the Third Closing, the payment to be made in the second installment of such Closing was instead made concurrent with such Closing), will not be Insolvent (as defined below). For purposes of this Section, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.
3.24. No Manipulation of Stock.   Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any of their respective officers, directors, employees, Affiliates or controlling Persons has taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock.
3.25. Insurance.   The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the subsidiaries are engaged. The Company and its subsidiaries will continue to maintain such insurance or substantially similar insurance, which covers the same risks at the same levels as the existing insurance with insurers which guarantee the same financial responsibility as the current insurers, and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.
3.26. Properties.   The Company and its subsidiaries have good and marketable title to all the properties and assets (both tangible and intangible) described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its subsidiaries. The Company and each of its subsidiaries hold their leased properties under valid and binding leases. The Company and each of its subsidiaries own or lease all such properties as are necessary to its operations as now conducted.
3.27. Tax Matters.   The Company and the subsidiaries have filed all Tax Returns, and these Tax Returns are true, correct, and complete in all material respects. The Company and each subsidiary (i) have paid all Taxes that are due from the Company or such subsidiary for the periods covered by the Tax Returns or (ii) have duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any subsidiary, on the one hand, and any other Person, on the other, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, by contract or otherwise. Since the date of the Company’s most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. Neither the Company nor the subsidiaries has been advised (a) that any of its Tax Returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes. Neither the Company nor any of its subsidiaries has knowledge of any Tax liability to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 334(e) of the Internal Revenue Code) in conjunction with the purchase of the Securities. “Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge, including any interest, penalties or additions to Taxes or additional amounts with respect to the foregoing. “Tax Returns” means all returns, reports, or statements required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.
3.28. Investment Company Status.   The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.
3.29. Transactions With Affiliates and Employees.   Except as Previously Disclosed, none of the officers or directors of the Company or its subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).
3.30. Foreign Corrupt Practices.   Neither the Company nor its subsidiaries or Affiliates, any director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or of any political party or part official or candidate for political office (each such person, a “Government Official”)) from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official.
3.31. Money Laundering Laws.   The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
3.32. OFAC.   Neither the Company, any director or officer, nor, to the Company’s knowledge, any agent, employee, subsidiary or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the

Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
3.33. Environmental Laws.   The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.
3.34. Employee Relations.   Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is (i) (x) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (y) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries and (z) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, and (ii) to the Company’s knowledge, (x) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (y) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.
3.35. ERISA.   The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
3.36. Obligations of Management.   To the Company’s knowledge, each officer and key employee of the Company or the subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or the subsidiaries, respectively. The Company is not aware that any officer or key employee of the Company or the subsidiaries is planning to work less than full time at the Company or the subsidiaries, respectively, in the future. To the Company’s knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the Company’s knowledge, no officer or person currently nominated to become an officer of the Company or the subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.
3.37. Integration; Other Issuances of Securities.   Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Securities to the Purchaser at the applicable Closing for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the Company or its subsidiaries or Affiliates take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities at the applicable Closing to be integrated with other offerings if any such integration would cause the issuance of the Securities hereunder at the applicable Closing to fail to be exempt from registration under the Securities Act as provided in Section 3.9 above or cause the transactions contemplated hereby to contravene the rules and regulations of the NASDAQ Global Select Market.
3.38. No General Solicitation.   Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.
3.39. No Brokers’ Fees.   The Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
3.40. Registration Rights.   Except as set forth in (i) the Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and between the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment Number 1 thereto dated as of February 23, 2012, (ii) the Registration Rights Agreement dated February 27, 2012, by and among the Company and the several purchasers signatory thereto and (iii) the Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.
3.41. Application of Takeover Protections.   There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including, without limitation, as a result of the Company’s issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Purchaser’s ownership of the Securities.
3.42. Disclosure.   The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in the Securities. All disclosure furnished by or on behalf of the Company to the Purchaser in connection with this Agreement, the Second Amendment and the Master Framework Agreement regarding the Company, its business and the transactions contemplated hereby and thereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents, warrants and covenants to the Company with respect to this purchase as follows:
4.1. Organization.   The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2. Power.   The Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.
4.3. Authorization.   The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.4. Consents and Approvals.   The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
4.5. Non-Contravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.
4.6. Purchase for Investment Only.   The Purchaser is purchasing the Securities for the Purchaser’s own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” in violation of the Securities Act. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Securities. The Purchaser understands that the Securities have not been registered under the Securities Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
4.7. Disclosure of Information.   The Purchaser has had an opportunity to review the Company’s filings under the Securities Act and the Exchange Act (including risks factors set forth therein) and the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company to evaluate the financial risk inherent in making an investment in the Securities. To the Purchaser’s knowledge, the Purchaser has not been offered the opportunity to purchase the Securities by means of any general solicitation or general advertising.
4.8. Risk of Investment.   The Purchaser realizes that the purchase of the Securities will be a highly speculative investment and the Purchaser may suffer a complete loss of its investment. The Purchaser understands all of the risks related to the purchase of the Securities. By virtue of the Purchaser’s experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the Company and has the capacity to protect the Purchaser’s own interests.
4.9. Advisors.   The Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements and the transactions contemplated thereby with the Purchaser’s own legal counsel.
4.10. Finder.   The Purchaser is not obligated and will not be obligated to pay any broker commission, finders’ fee, success fee, or commission in connection with the transactions contemplated by this Agreement.
4.11. Restricted Securities.   The Purchaser understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that except as set forth in the Rights Agreement, the Company is under no obligation to register the Securities. The Purchaser is aware of Rule 144 promulgated under the Securities Act that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.12. Legend.   It is understood by the Purchaser that the Security and any other document representing or evidencing the Securities shall be endorsed with a legend substantially in the following form:
THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 30, 2012, AMONG THE COMPANY AND TOTAL GAS & POWER USA, SAS.
Subject to Section 8.3, the Company need not register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. Subject to Section 8.3, the Company may also instruct its transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied.
4.13. Investor Qualification.   The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
ARTICLE 5
CONDITIONS TO COMPANY’S OBLIGATIONS AT EACH CLOSING.
5.1. Conditions to Company’s Obligations at the Initial Closing.   The Company’s obligation to complete the sale and issuance of the Securities and deliver the Securities to the Purchaser at the Initial Closing shall be subject to the following conditions to the extent not waived by the Company:
(a) Receipt of Payment.   The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the portion of the Initial Closing Purchase Price to be paid in the first installment under the Initial Closing pursuant hereto for the Security to be purchased by and sold to the Purchaser in the first installment under the Initial Closing, less the amount to be retained by the Purchaser pursuant to Section 8.4.
(b) Representations and Warranties.   The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Initial Closing.
(c) Receipt of Rights Agreement.   The Purchaser shall have executed and delivered to the Company the Rights Agreement, duly executed by the Purchaser.
(d) Receipt of Second Amendment.   The Purchaser shall have executed and delivered to the Company the Second Amendment, duly executed by the Purchaser.
(e) Receipt of Master Framework Agreement.   The Purchaser shall have executed and delivered to the Company the Master Framework Agreement, duly executed by the Purchaser.
5.2. Conditions to Company’s Obligations at Each Subsequent Closing.   The Company’s obligation to complete the sale and issuance of the Securities and deliver the Securities to the Purchaser at each Subsequent Closing shall be subject to the following conditions to the extent not waived by the Company:
(a) Receipt of Payment.   The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the portion of the applicable Purchase Price to be paid in the first installment under the applicable Subsequent Closing pursuant hereto for the Security to be purchased by and sold to the Purchaser in the first installment under such applicable Subsequent Closing.

(b) Representations and Warranties.   The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made as of, the applicable Subsequent Closing.
(c) Absence of No-Go Decision.   A “No-Go Decision” under the Master Framework Agreement shall not have been made in accordance with the Master Framework Agreement.
ARTICLE 6
CONDITIONS TO PURCHASER’S OBLIGATIONS AT EACH CLOSING
6.1. Conditions to the Purchaser’s Obligations at the Initial Closing.   The Purchaser’s obligation to accept delivery of the Securities and to pay for the Securities at the Initial Closing shall be subject to the following conditions to the extent not waived by the Purchaser:
(a) Representations and Warranties.   The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Initial Closing.
(b) Receipt of Securities.   The Company shall have executed and delivered to the Purchaser the Securities to be purchased by and sold to the Purchaser in the first installment under the Initial Closing as described herein, duly executed by the Company.
(c) Receipt of Rights Agreement.   The Company shall have executed and delivered to the Purchaser the Rights Agreement, duly executed by the Company.
(d) Receipt of Second Amendment.   The Company shall have executed and delivered to the Purchaser the Second Amendment, duly executed by the Company.
(e) Receipt of Master Framework Agreement.   The Company shall have executed and delivered to the Purchaser the Master Framework Agreement, duly executed by the Company.
(f) Legal Opinion.   The Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.
(g) Certificate.   The Purchaser shall have received a certificate signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company in Section 3 hereof are true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Initial Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the Initial Closing.
(h) Good Standing.   The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchaser.
(i) Secretary’s Certificate.   A certificate, executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (A) the resolutions approving the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) as adopted by an Independent Committee of the Board of Directors and/or the Company’s Board of Directors in a form reasonably acceptable to the Purchaser, (B) the certificate of incorporation, and (C) the bylaws, each as in effect as of the Initial Closing Date.
(j) Board Approval.   The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by an Independent Committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.
(k) Approvals.   The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from the NASDAQ Global Select Market.

6.2. Conditions to The Purchaser’s Obligations at each Subsequent Closing.   The Purchaser’s obligation to accept delivery of the Securities and to pay for the Securities at any Subsequent Closing shall be subject to the following conditions to the extent not waived by the Purchaser:
(a) Representations and Warranties.   The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of, and as if made as of, each applicable Subsequent Closing.
(b) Receipt of Securities.   The Company shall have executed and delivered to the Purchaser the Securities to be purchased by and sold to the Purchaser in the first installment under the applicable Subsequent Closing as described herein, duly executed by the Company.
(c) Legal Opinion.   The Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.
(d) Certificate.   The Purchaser shall have received a certificate signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company referred to in Section 6.2(a) hereof are true and correct in all material respects as of, and as if made as of each applicable Subsequent Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to each applicable Subsequent Closing.
(e) Good Standing.   The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchaser.
(f) Secretary’s Certificate.   A certificate, executed by the Secretary of the Company and dated as of any Subsequent Closing Date, as to (A) the certificate of incorporation, and (B) the bylaws, each as in effect as of any Subsequent Closing Date.
(g) Approvals.   The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from the NASDAQ Global Select Market.
(h) Absence of No-Go Decision.   A “No-Go Decision” under the Master Framework Agreement shall not have been made in accordance with the Master Framework Agreement.
In the event the Initial Closing shall have occurred, the Company shall be irrevocably committed to issue and sell to the Purchaser, and the Purchaser shall be irrevocably committed to purchase from the Company, the Securities to be issued, sold and purchased in the second installment of the Initial Closing with no additional conditions except that (i) the following representations and warranties made by the Company shall be true and correct in all material respects as of, and if as made as of, the second installment of the Initial Closing: 3.1 (organization and standing); 3.3 (power); 3.4 (authorization); 3.5 (consents and approvals); 3.6 (non-contravention); 3.7 (the securities); 3.8 (the underlying securities); 3.9 (no registration); 3.14(b) (no violations under the Securities); 3.16 (listing compliance); 3.23 (solvency) (assuming for this purpose that the payment to be made in the second installment of the Initial Closing was instead made concurrent with the Initial Closing); 3.28 (investment company); 3.37 (integration; other issuances of securities); 3.38 (no general solicitation) (the “Installment Representations and Warranties”); (ii) the Purchaser shall have received a certificate signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the Installment Representations and Warranties are true and correct in all material respects as of, and as if made as of, the second installment of the Initial Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the second installment of the Initial Closing; and (iii) the Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto. In the event the Third Closing shall have occurred, the Company shall be irrevocably committed to issue and sell to the Purchaser, and the Purchaser shall be irrevocably committed to purchase from the Company, the Securities to be issued, sold and purchased in the second installment of the Third Closing with no additional conditions except that (i) the Installment Representations and Warranties by the Company shall be true and correct in all material respects as of, and if as made as of, the second installment of the Third

Closing (assuming for this purpose that, in the case of the representations and warranties made by the Company in Section 3.23 (solvency), the payment to be made in the second installment of the Third Closing was instead made concurrent with the Third Closing); (ii) the Purchaser shall have received a certificate signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the Installment Representations and Warranties are true and correct in all material respects as of, and as if made as of, the second installment of the Third Closing and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement with respect to the second installment of the Third Closing; and (iii) the Purchaser shall have received an opinion of Shearman & Sterling LLP, counsel to the Company, substantially in the form set forth in Exhibit C hereto.
ARTICLE 7
COVENANTS OF THE COMPANY
7.1. Payment of Principal and Interest.   The Company covenants and agrees that it will duly and punctually pay the principal of and interest (including any additional interest upon an Event of Default or a Make-Whole Interest (as defined in the Securities) on the Securities in accordance with the terms of such Securities.
7.2. Stay, Extension and Usury Laws.   The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Securities; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.
7.3. Corporate Existence.   Subject to Section 7 of the Securities, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Purchaser.
7.4. Taxes.   The Company shall pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.
ARTICLE 8
OTHER AGREEMENTS OF THE PARTIES
8.1. Securities Laws Disclosure; Publicity.   The initial press release regarding the transactions contemplated by the Transaction Agreements shall be a joint press release by the Company and the Purchaser and the text of such press release shall be agreed upon by the Company and the Purchaser. On or before 5:30 p.m., New York City time, on the fourth Business Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Agreements. The Company and the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including, until such time as the transactions contemplated by the Transaction Agreements are required to be publicly disclosed by the Company as described in this Section 8.1, the existence and terms of this transaction).
8.2. Form D.   The Company agrees to timely file a Form D with respect to the Securities sold at each Closing as required under Regulation D and to provide a copy thereof to the Purchaser (provided that the posting of the Form D on the SEC’s EDGAR system shall be deemed delivery of the Form D for purposes of this Agreement).
8.3. Transfer Restrictions.
8.3.1 General.   The Purchaser shall not, and shall not permit any of its Affiliates to, directly or indirectly, make, effect or otherwise consummate any Transfer of any Securities except in accordance with the terms and conditions of this Section 8.3. As used herein, “Transfer” means, directly or indirectly, to offer, sell (including any short sale), transfer, assign, pledge, encumber, hypothecate or similarly dispose of

(by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the offer, sale (including any short sale), transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Securities “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by a Person or any interest (including any right to all or any portion of the pecuniary interest in the security, including, without limitation, the right to receive interest, dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion of the Securities. Whether or not treated as an offer or sale of the Securities under the Securities Act, “Transfer” shall also include any hedging or other transaction entered into after the date hereof, such as any purchase, sale (including any short sale) or grant of any right (including without limitation any put or call option) with respect to any of the Securities or with respect to any security that includes or derives any significant part of its value from such Securities. This Section 8.3 shall not be applicable to any of the Underlying Securities issued upon the conversion of any of the Securities in accordance with their terms following any such conversion.
8.3.2 Recognition of Transfer.   No Transfer of any Securities that is in violation of this Section 8.3 shall be valid or effective, and the Company shall have no obligation to recognize such invalid Transfer. The Company shall not incur any liability as a result of refusing to make any payments of any kind in respect of the Securities to the transferee of any such invalid Transfer.
8.3.3 Permitted Transferees.   Notwithstanding the restrictions in this Section 8.3, but subject to Section 8.3.1 and Section 8.3.2, the Purchaser shall be permitted to Transfer all or any portion of its Securities to an Affiliate (a “Permitted Transferee”); provided, however, that (a) such Affiliate shall execute a statement in writing and reasonably acceptable to the Company whereby such Affiliate expressly agrees to become a party to this Agreement and the other Transaction Agreements, and (b) if such Affiliate ceases at any time after any such Transfer to be an Affiliate of the Purchaser, all Securities previously Transferred to such Affiliate shall be required to be promptly Transferred back to the Purchaser. No Transfer of Securities to a Permitted Transferee shall release the Purchaser from liability for the obligations of the Purchaser and its Permitted Transferee pursuant to this Agreement and the other Transaction Agreements.
8.4. Use of Proceeds.   The Company agrees to use $23,300,000 of the proceeds of the offering to be received by the Company in the first installment of the Initial Closing to immediately repay the Purchaser (which amount may be retained by the Purchaser and applied to such repayment) for research and development funding provided by the Purchaser pursuant to the Renewable Diesel Development Project Plan under the Current Collaboration Agreement. The Company agrees to use the remainder of the proceeds of the offering to fund activities under the Biofene Development Project Plan under the Collaboration Agreement as amended by the Second Amendment. The Company shall not use the proceeds of the offering in a manner that would require the Company to register as an investment company under the Investment Company Act of 1940, as amended.
8.5. Subsequent Securities Sales.   The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
8.6. Listing; SEC Compliance.
(a) Listing.   The Company shall promptly take any action required to maintain on each Security the listing of all of the Underlying Securities upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Underlying Securities from time to time issuable under the terms of the Securities. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The NASDAQ Stock Market.

(b) SEC Filings.   The Company shall take all actions within its control to comply with the reporting requirements of the Exchange Act and each applicable national securities exchange and automated quotation system on which the Common Stock is listed. The Purchaser’s sole remedy for breach of this Section 8.6(b) will be as set forth in Section 5 of the Securities.
(c) Current Information.   The Company shall make and keep public information available, as those terms are understood and defined in SEC Rule 144 for so long as required in order to permit the resale of the Underlying Securities pursuant to SEC Rule 144.
8.7. Register.   The Company shall keep a “register” which shall provide for the recordation of the name and address of, and the amount of each Security and the outstanding principal and interest on each Security owing to, the Purchaser. The entries in the register shall be conclusive evidence of the amounts due and owing to the Purchaser in the absence of manifest error. The obligations of the Company to the Purchaser under the Securities (the “Obligations”) are registered obligations and the right, title and interest of the Purchaser and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register. This Section 8.7 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). The register shall be available for inspection by the Purchaser from time to time upon reasonable prior notice.
8.8. Federal Income Tax Reporting.   Notwithstanding anything to the contrary contained herein, each party hereto hereby acknowledges and agrees that for United States federal, state and local income tax purposes, the aggregate “issue price” of the Securities under Section 1273(b) of the Code shall equal $53,300,000, with respect to the Securities to be purchased and sold at the Initial Closing, $30,000,000, with respect to any Securities to be purchased and sold at any Second Closing, and $21,700,000, with respect to the Securities to be purchased and sold at any Third Closing. Each party hereto agrees to use the foregoing issue price for all income tax, financial accounting and regulatory purposes with respect to this transaction. Each party hereto further acknowledges and agrees that the Obligations shall be treated as debt for all tax and accounting purposes and no party shall take any position inconsistent therewith.
8.9. Remedies for Purchaser Funding Default.   In the event that the Purchaser fails to make full payment for the Security to be purchased by and sold to the Purchaser in any applicable installment under any Subsequent Closing in accordance with the terms hereof by the applicable date such installment was due, and such failure continues for 5 days after the applicable date such installment was due, the unfunded amount shall bear interest at a rate per annum equal to 2.50%. In the event such failure continues for 30 days after the applicable date such installment was due, the unfunded amount shall then bear interest at a rate per annum equal to 15%. All computations of interest under this Section 8.9 shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Such interest shall be paid monthly on each 1 month anniversary date of the applicable date such installment was due, and the Company shall be entitled to offset any such interest that is not paid when due against the principal amount of the Securities.
ARTICLE 9
MISCELLANEOUS
9.1. Survival.   The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Securities.
9.2. Indemnification.
(a) Indemnification of Purchaser.   The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(b) Conduct of Indemnification Proceedings.   Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) subject to the Company acknowledging in writing that such claim is an indemnifiable claim under this Agreement, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement.
9.3. Assignment; Successors and Assigns.   Except as contemplated by Section 8.3.3, this Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.
9.4. Notices.   All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case to the applicable address set forth below:
If to the Company, to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn: General Counsel
Fax. No.:
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111-5994
United States of America
Attn:
Fax. No.:

If to the Purchaser, to:
Total Gas & Power USA, SAS
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attn:
Fax. No.:
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
United States of America
Attn:
Fax No.:
Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.
9.5. Governing Law; Jurisdiction.
(a) Governing Law.   This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.
(b) Jurisdiction.   Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the state of New York.
9.6. Severability.   In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.
9.7. Headings.   The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.
9.8. Entire Agreement.   This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.
9.9. Finder’s Fee.   The Company agrees that it shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

9.10. Expenses.   Each party will bear its own costs and expenses in connection with this Agreement.
9.11. Further Assurances.   The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
9.12. Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.
[Signature page follows]

This Securities Purchase Agreement is hereby confirmed and accepted by the Company as of July 30, 2012.

AMYRIS, INC.
By:	/s/ John Melo
Name: John Melo Title: President and Chief Executive Officer

TOTAL GAS & POWER USA, SAS
By:	/s/ Bernard Clément
Name: Bernard Clément Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

ANNEX B
FORM OF REMAINING NOTE
FORM OF SECURITY 1.5% SENIOR SECURED CONVERTIBLE NOTE
RS-______________
 [__________], 201[_]
U.S.$____________
THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 30, 2012, AMONG THE COMPANY AND TOTAL ENERGIES NOUVELLES ACTIVITÉS USA (FORMERLY KNOWN AS TOTAL GAS & POWER USA, SAS).
FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France, or its Permitted Transferees pursuant to Section 13 of this Note (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided herein), U.S. $[______] (the “Face Amount”), all in accordance with the provisions of this Note. The “Issue Date” of this Note is [_________], 201[_].
This Note was issued pursuant to the Securities Purchase Agreement, dated as of July 30, 2012 (as amended from time to time, the “Agreement”), among the Company and the Investor. Unless the context otherwise requires, as used herein, “Note” means any of the Convertible Notes issued to the Investor pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note and “Notes” means all such Notes in the aggregate. This Note is issued in exchange for Note R-[_] originally issued on [____], 201[_] (the “Original Issue Date”) pursuant to the Agreement (the “Exchanged Note”).
The Company’s liabilities, obligations and indebtedness to the Investor for monetary amounts, whether now or hereafter owing, arising, due or payable under this Note (collectively, the “Obligations”), are secured by a lien on all of the Company’s right, title and interests in and to the Company’s shares in the capital of Total Amyris BioSolutions B.V., a private company with limited liability organized under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“JVCO”), as well as certain additional collateral pursuant to a pledge agreement executed as a notarial deed as of as of December 2, 2013 before B.J. Kuck, civil law notary in Amsterdam, the Netherlands, or his deputy, by the Company in favor of the Investor, and in the presence of and acknowledged by JVCO, as amended from time to time.
1. Definitions.   For purposes of this Note, the following definitions shall be applicable:
“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Amyris License Agreement” has the meaning ascribed thereto in the Shareholders Agreement.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof.
“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.
“Class A Note” has the meaning ascribed thereto in the Shareholders Agreement.
“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
“Common Stock” means the Company’s common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization (as defined in Section 3(g))).
“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on July 31, 2012 or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.
“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such

Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The indebtedness of the Company represented by this Note shall constitute Debt. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.
“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which this Note matures. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Final Go Decision Date” has the meaning ascribed thereto in the Shareholders Agreement.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.
“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.
“Intellectual Property” has the meaning ascribed thereto in the Agreement.
“Jet Go Decision” has the meaning ascribed thereto in the Master Framework Agreement.
“Larger Shareholder” shall mean any “person” or “group” (as each such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act) who shall “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, Voting Shares of the Company (measured by voting power rather than number of shares) representing a larger number of Voting Shares than the number of Voting Shares of the Company (measured by voting power rather than number of shares) “beneficially owned”, directly or indirectly, by the Investor and its Affiliates, in each case as reported on (or required to have been reported on to the extent any “executive officer” (as such term is defined in Rule 3b-7 under the Exchange Act) of the Company has actual knowledge of the number of such “person” or “group’s” Voting Shares) the most recent Schedule 13D or Schedule 13G or an amendment to any such Schedule filed with the Securities and Exchange Commission by any such “person” or “group” or by the Investor or any of its Affiliates or as otherwise publicly announced by any such “person” or “group” or by the Investor or any of its Affiliates.
“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction). Notwithstanding the foregoing, (x) prior to either the No-Go Decision Date or the Final Go Decision Date, a license to any Intellectual Property for uses other than those set forth in the scope of the Amyris License Agreement shall not constitute a Lien hereunder, (y) following the No-Go Decision Date with respect to a particular JV Product or JV Products, a license to any Intellectual Property with respect to such JV Product or JV Products shall not constitute a Lien hereunder, and (z) following the Final Go Decision Date with respect to a particular JV Product or JV Products, a license to any Intellectual Property with respect to such JV Product or JV Products for uses other than those set forth in the scope of the Amyris License Agreement, shall not constitute a Lien hereunder.
“Master Framework Agreement” shall have the meaning specified in the Agreement.
“No-Go Decision Date” has the meaning ascribed thereto in the Master Framework Agreement.
“Permitted Transferees” shall mean any Affiliate of Total Energies Nouvelles Activités USA.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated July 30, 2012, by and among the Company and the Investor.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholders Agreement” means the Shareholders’ Agreement dated as of December 2, 2013, by and among the Company, the Investor and JVCO.
“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” within the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the Commission under the Exchange Act.
“Subsidiary” means, with respect to any specified Person:
(1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Transfer” means, directly or indirectly, to offer, sell (including any short sale), transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the offer, sale (including any short sale), transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Conversion Shares “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by a Person or any interest (including any right to (x) all or any portion of the pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security, or (y) direct the voting of the security with respect to any matter for which the security is entitled to vote) in any Conversion Shares beneficially owned by a Person. Whether or not treated as an offer or sale of the Conversion Shares under the Securities Act, “Transfer” shall also include any hedging or other transaction entered into after the date hereof, such as any purchase, sale (including any short sale) or grant of any right (including without limitation any put or call option) with respect to any of the Conversion Shares or with respect to any security that includes or derives any significant part of its value from such Conversion Shares.
“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
2. Interest; Payment of Principal of Note; Cancellation of Note.
 (a) Interest.   This Note shall bear interest from the Issue Date on the Face Amount at a rate per annum equal to 1.50% (subject to Section 5(c)), it being understood and agreed that $[______] in accrued and unpaid interest under the Exchanged Note as of the Issue Date is deemed to have accrued and is outstanding under this Note. Interest on this Note shall accrue daily and be due and payable in arrears on the Final Maturity Date and at such other times as may be specified herein. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing this Note shall bear interest on the Face Amount at a rate per annum equal to 2.50% (as may be further adjusted pursuant to Section 5(c)).
 (b) Scheduled Payment of Principal.   Unless paid, converted or cancelled and extinguished earlier in accordance with the terms hereof, the Company shall deliver to the Investor cash in the amount of the Face Amount, together with all accrued and unpaid interest on this Note, on March 1, 2017 (the “Final Maturity Date”).
 (c) Final Go Decision Date After a Go Decision.   Promptly following the occurrence of the Final Go Decision Date after a Go Decision, and concurrently with the execution and delivery of the Final Shareholders’ Agreement, the Company will repurchase this Note from the Investor at a price equal to 100% of the Face Amount of this Note, plus any accrued and unpaid interest thereon as of the date of the execution and delivery of the Final Shareholders’ Agreement.
 (d) Final Go Decision Date After a Jet Go Decision.   Promptly following the occurrence of the Final Go Decision Date after a Jet Go Decision, and concurrently with the execution and delivery of the Final Shareholders’ Agreement, (i) the Company will repurchase from the Investor 30% of the Debt represented by the Face Amount of this Note at a price equal to 30% of the Face Amount of this Note, plus any accrued and unpaid interest on this Note as of the date of the execution and delivery of the Final Shareholders’ Agreement and (ii) upon receipt of this Note from the Investor, the Company shall concurrently issue and deliver to the Investor a new Note in an aggregate principal amount equal to 70% of the Debt represented by the Face Amount.
3. Conversion Rights; Adjustments.   The Investor shall have conversion rights as follows (the “Conversion Rights”):
 (a) Investor’s Right to Convert.   At any time (i) after the tenth Trading Day prior to the Final Maturity Date and prior to the fifth Trading Day prior to the Final Maturity Date, (ii) after the earlier to occur of (x) the occurrence of a Change of Control and (y) the date of the Company’s delivery of the

Change of Control Notice pursuant to Section 4(b), and in each case and prior to the fifth Trading Day prior to the Final Maturity Date, (iii) when there shall then exist a Larger Shareholder after the No-Go Decision Date, or (iv) after the occurrence of an Event of Default, the Investor shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Investor, at any time within the period specified above into a number of fully paid and nonassessable authorized but unissued Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (as defined in Section 3(c)(i)) (the “Investor Optional Conversion”).
 (b) The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be $4.11. Such initial Conversion Price shall be subject to adjustment as provided below.
 (c) Mechanics of Conversion.
(i) In order to exercise its rights pursuant to the Investor Optional Conversion, the Investor shall deliver written notice in the form of Exhibit 1 to the Company stating that the Investor elects to convert all or part of the Face Amount represented by this Note. Such notice shall state the Face Amount of Notes which the Investor seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Investor shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.
 (ii) The Investor shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to the Investor a certificate or certificates for the number of shares of Common Stock to which the Investor is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Investor in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered.
 (iii) Upon conversion of this Note in whole or in part in accordance with the provision of Section 3(c) of this Note, the Company shall pay to the Investor, substantially concurrently with delivery of the shares of Common Stock issuable on such conversion (the “Conversion Shares”), any accrued and unpaid interest, through the day preceding the Conversion Date, on the portion of the Face Amount represented by this Note that has been so converted. In addition, upon conversion of this Note in whole or in part following a Change of Control the Company shall pay to the Investor, substantially concurrently with delivery of the Conversion Shares, an amount in cash equal to the interest that would have accrued at a rate per annum equal to 1.50% from such Conversion Date through the Final Maturity Date on the portion of the Face Amount represented by this Note that has been so converted if such Note (or portion of the Note) had not been converted (“Make-Whole Interest”). Notwithstanding the foregoing, in no event will the total amount of Make-Whole Interest exceed $[________].(1)
 (iv) The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the outstanding Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(1)
  Amount (“Make-Whole Interest Cap”) for the Notes issued in exchange for Notes R-2, R-3, R-4 and R-5 is $7,487,479.13, $16,622,204.19, $974,025.97 and $1,948,051.95, respectively. The Make-Whole Interest Cap for the Notes to be issued in connection with the Third Closing to be equal to the conversion premium on the applicable Note, calculated by using the consolidated closing bid price of the shares of Common Stock as quoted on The NASDAQ Stock Market on July 30, 2012, the execution date of the Agreement, which was $3.54, and the Conversion Price. The aggregate of the Make-Whole Interest Caps on the $21,700,000 aggregate principal amount of Notes that may be issued at the Third Closing pursuant to the Agreement shall equal $10,831,886.48.

 (v) No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.
 (vi) All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Investor to receive shares of Common Stock in exchange therefor, accrued and unpaid interest and Make-Whole Interest, if applicable, each as described in Section 3(b)(iii) and, if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.
 (vii) If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of the Investor, be conditioned upon the closing with the underwriter of the sale of the Conversion Shares issuable to the Investor pursuant to such offering, in which event the Investor shall not be deemed to have converted such Notes until immediately prior to the closing of such sale of securities.
 (d) Adjustment for Share Splits and Combinations.   If the Company shall at any time or from time to time after July 31, 2012 effect a subdivision of the outstanding shares of Common Stock, the Conversion Price and Conversion Price Floor (as defined in Section 3(e)) then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after July 31, 2012 combine the outstanding shares of Common Stock, the Conversion Price and Conversion Price Floor then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
 (e) Adjustment for Certain Dividends and Distributions.   In the event the Company at any time or from time to time after July 31, 2012, shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Company’s board of directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution. Notwithstanding the foregoing, in no event shall the Conversion Price be reduced below $[__](2) (as may be adjusted pursuant to Section 3(d), the “Conversion Price Floor”) pursuant to this clause (e). If a distribution or dividend would cause the Conversion Price to be below the Conversion Price Floor if not for the immediately preceding sentence, the Company shall allow the Investor to participate in the dividend or distribution as if it held the number of shares of Common Stock that this Note would be

(2)
  The Conversion Price Floor for the Notes issued in exchange for Notes R-2 and R-3, and for the Notes to be issued in connection with the Third Closing, is $5.99. The Conversion Price Floor for the Notes issued in exchange for Notes R-4 and R-5 is $2,78, convertible into at the close of business on the day immediately preceding the ex-dividend date or effective date, as the case may be, for such distribution or dividend, and no adjustment shall be made to the Conversion Price as a result of such distribution or dividend.
 (f) Adjustment for Reclassification, Exchange or Substitution.   If at any time after July 31, 2012, shares of Common Stock of the Company shall be changed into the same or a different number of shares of any class or classes of shares, whether by reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Company shall enter into an amendment to supplement to this Note to provide that the Note will become convertible (subject to Section 3(a)) into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
 (g) Reorganizations, Mergers, Consolidations or Asset Sales.   If at any time after July 31, 2012 there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, the Company shall enter into an amendment or supplement to this Note to provide that the Note will become convertible (subject to Section 3(a)) into the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Investor after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of Conversion Shares) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.
 (h) No Impairment.   The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Investor against impairment to the extent required hereunder.
 (i) Certificate as to Adjustments or Distributions.   Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Investor a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.
 (j) Notice of Record Date.   In the event:
 (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;
 (ii) that the Company subdivides or combines its outstanding shares of Common Stock;
 (iii) of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Common Stock or a share dividend or share distribution thereon);

 (iv) of any Capital Reorganization; or
 (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;
then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Investor, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:
 (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or
 (B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.
 (k) Notice of Adjustment to Conversion Price.   The Company will provide notice to the Investor upon the occurrence of any adjustment to the Conversion Price.
 (l) Lockup Agreement.   In the event of an Investor Optional Conversion pursuant to clause (iii) of Section 3(a), the Investor shall not, without the prior written consent of the Company, Transfer any of the Conversion Shares other than as expressly permitted by, and in compliance with, the provisions of this Section 3(l):
 (i) the Investor may Transfer any or all of its Conversion Shares to the Company or any of its Subsidiaries;
 (ii) the Investor may Transfer all or any of its Conversion Shares in a transaction exempt from the registration requirements under the Securities Act to any of its Affiliates, so long as prior to or concurrent with any such Transfer such Affiliate agrees in writing to be bound by the terms hereunder as the “Investor” and such other terms hereunder applicable to the Investor, and agrees to transfer such Conversion Shares back to the Investor if it ceases to be an Affiliate of the Investor;
 (iii) the Investor may Transfer all or any of its Conversion Shares pursuant to the terms of any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of Common Stock, provided that such tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other transaction has been approved or recommended by the Board of Directors (and which at the time of Transfer continues to be approved or recommended by the Board of Directors); or
 (iv) following the date that is six (6) months after the date of such Investor Optional Conversion pursuant to clause (iii) of Section 3(a), the Investor may transfer all or any of its Conversion Shares pursuant to either an effective registration statement that is effective at the time of such transfer or pursuant to Rule 144 promulgated under the Securities Act, and any successor provision thereto.
Notwithstanding anything herein to the contrary, the restrictions set forth in this Article III shall terminate (i) upon the consummation of a Change of Control, or (ii) at such time as the Investor, together with its Affiliates, “beneficially owns” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) in the aggregate Voting Shares of the Company (measured by voting power rather than number of shares) representing less than five percent (5%) of the total voting power of all outstanding classes of voting stock of the Company.
4. Repurchase Right Upon a Change of Control.
 (a) Upon the occurrence of a Change of Control, the Investor will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Face Amount of its Notes, plus any accrued and unpaid interest as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”), in addition to the Investor’s right to convert the Notes pursuant to Section 3 above.

 (b) On or before the 30th day after a Change of Control, the Company shall give to the Investor notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Investor’s right to receive the Change of Control Payment arising as a result thereof. Each notice of the Investor’s right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Investor pursuant to Section 15 and shall state:
 (i) the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date of the Company’s delivery of the Change of Control Notice;
 (ii) the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;
 (iii) the amount of the Change of Control Payment;
 (iv) a description of the procedure which the Investor must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and
 (v) the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.
No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit the Investor’s right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes. If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.
 (c) To exercise the Change of Control Repurchase Right, the Investor shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Investor’s exercise of such right, which notice shall set forth the name of the Investor, the Face Amount of Notes held by the Investor to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Investor to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.
 (d) On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to the Investor in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.
 (e) The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
 (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
 (g) Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Investor without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.
 (h) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5. Events of Default.
 (a) Definitions.   For purposes of this Note, the following events shall constitute an “Event of Default”:
 (i) default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the principal of, or premium, if any, on this Note;
 (ii) default in the payment of an installment of interest on the Notes, which failure continues for thirty (30) days after the date when due;
 (iii) failure by the Company for thirty (30) days after notice from the Investor to comply with the provisions of Section 4 or Section 6 of this Note;
 (iv) failure by the Company for sixty (60) days after notice from the Investor to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(b) of the Agreement);
 (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee existed as of the Original Issue Date or is created after the Original Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;
 (vi) failure by the Company to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;
 (vii) the Company:
 (A) commences a voluntary case under any Bankruptcy Law,
 (B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,
 (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
 (D) makes a general assignment for the benefit of its creditors, or
 (E) is unable to pay its debts as they become due; or
 (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
 (A) is for relief against the Company;
 (B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or
 (C) orders the liquidation of the Company and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or
 (ix) failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.
 (b) Notice of Compliance.   The Company shall be required to deliver to the Investor annually a statement regarding compliance with this Note, and the Company shall be required within five (5) days of becoming aware of any Default or Event of Default (or such earlier date as any such statement is provided to the holders of the Debt incurred pursuant to the Securities Purchase Agreement dated as of February 24, 2012) to deliver to the Investor a statement specifying such Default or Event of Default.

 (c) Acceleration.   If any Event of Default occurs and is continuing, the Investor may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vii) or (viii) with respect to the Company all outstanding Notes will become due and payable without further action or notice. The Investor may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Investor for a failure by the Company to comply with Section 8.6(b) of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by the Investor, to increase in the rate of interest on this Note to 6% for the first 180 days of such failure, and to 9% thereafter (which increased interest shall constitute liquidated damages for such failure).
 (d) Waiver of Past Defaults.   The Investor may waive any existing Default or Event of Default and its consequences under this Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.
 (e) Rights of Investor to Receive Payment.   Notwithstanding any other provision of this Note, the right of the Investor to receive payment of the principal of, and premium on, this Note, on or after the respective due dates expressed in the Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Investor.
6. Limitation on Debt and Liens.   The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:
 (a) Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (the “Maximum Debt Amount”) (provided that that the Company and its Subsidiaries may incur (x) Debt in connection with the Notes issued by the Company under the Agreement and Debt in connection with the Class A Note, (y) Debt of Amyris Brasil Ltda. outstanding as of the Issue Date and (z) Debt in connection with the senior convertible notes to be issued by the Company under that certain Securities Purchase Agreement, dated as of August 8, 2013, by and among the Company and the investors identified on Schedule I thereto, as amended (such Debt described in clauses (x), (y) and (z) referred to herein as the “Existing Debt”), and provided further that upon incurring such Existing Debt, the Company and its Subsidiaries may have incurred Debt in excess of the Maximum Debt Amount, and so long as the Debt of the Company and its Subsidiaries exceeds the Maximum Debt Amount, the Company and its Subsidiaries shall not be permitted to incur any additional Debt in reliance on this clause (a) without Total’s consent) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company’s total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP) (the “Maximum Secured Debt Amount”) (it being understood and agreed that the Notes issued by the Company under the Agreement shall reduce the available Maximum Secured Debt Amount)); provided that neither the Company nor any of its Subsidiaries shall incur any Debt pursuant to this clause 6(a) if the issuance of such Debt would prohibit the Company from issuing the maximum amount of Notes to be issued by the Company under the Agreement;
 (b) Debt in existence on February 27, 2012;
 (c) the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries.
 (d) Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

 (e) Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect such the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and
 (f) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) debt in existence on the Original Issue Date, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with the Notes (including Debt incurred pursuant to the Securities Purchase Agreement, dated as of February 24, 2012, among the Company and the purchasers named therein) or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes (including Debt incurred pursuant to the Securities Purchase Agreement, dated as of February 24, 2012, among the Company and the purchasers named therein), the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Investor as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.
For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.
 (g) The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Original Issue Date (including the refinancing thereof pursuant to Section 6(f)). Notwithstanding the foregoing, without the prior written consent of the Investor, which consent shall not be unreasonably withheld, the Company will not create, incur, assume or suffer to exist any Lien of any kind on any of its Intellectual Property that is subject to or within the scope of the Amyris License Agreement, unless the secured party acknowledges in writing that its Lien shall not restrict the Company from granting and performing its obligations under any license agreement entered into in accordance with the Amyris License Agreement, and that the rights of the secured party under its Lien shall be subordinate and subject to the rights of the licensees under any such licenses, and (ii) there shall be no restriction on the ability of the Company to create, incur, assume or suffer to exist any Lien of any kind on any of its Intellectual Property that is not subject to or within the scope of the Amyris License Agreement.
As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords’ Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(a)(vi) or securing appeal or other surety bonds related to such judgments.
7. Successors.
 (a) Merger, Consolidation or Sale of Assets.   The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:
 (i) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and
 (ii) immediately after such transaction no Default or Event of Default exists.
 (b) Successor Corporation Substituted.   Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.
8. Amendment and Waiver.   Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Investor.
9. Place of Payment.    Payments of principal, interest, and premium, if any, consideration deliverable upon conversion of this Note (unless otherwise specified in the conversion notice) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any Permitted Transferee of this Note in accordance with Section 3 of this Note.
10. Costs of Collection.    In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal, interest and/or premium hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Investor of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys’ fees and expenses.
11. Waivers.    The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.
12. Benefits of the Agreement.    The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

13. Registration of Transfer and Exchange Generally.
 (a) Registration, Registration of Transfer and Exchange Generally.   The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.
Subject to the provisions of the Agreement regarding restrictions on transfer and provided the Permitted Transferee agrees to be bound by the terms of this Note and the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.
At the option of the Investor, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company’s principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Investor making the exchange is entitled to receive.
All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.
Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Investor.
No service charge shall be made for any registration of transfer or exchange of Notes.
 (b) Mutilated, Destroyed, Lost and Stolen Notes.   If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
Every new Note issued pursuant to this Section 13 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.
The provisions of this Section 13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
14. Governing Law.
 (a) THIS NOTE, AND THE PROVISIONS, RIGHTS, OBLIGATIONS, AND CONDITIONS SET FORTH HEREIN, AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO, INCLUDING ALL DISPUTES AND CLAIMS, WHETHER ARISING IN CONTRACT, TORT, OR UNDER STATUTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS.
 (b) Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the state of New York.
15. Notices.   All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case to the applicable address set forth below:
(i)
  if to the Company, to:

  Amyris, Inc.
  5885 Hollis Street, Suite 100
  Emeryville, CA 94608
  United States of America
  Attn: [  ]
  Fax. No.: [  ]

  with a copy (which shall not constitute notice) to:

  [  ]
(ii)
  if to the Investor, to:

  Total Energies Nouvelles Activités USA
  24 Cours Michelet
  92800 Puteaux
  France
  Attn: [  ]
  Fax. No.: [  ]

  with copies (which shall not constitute notice) to:
  [  ]
  Fax No.: [  ]

  and
[   ] Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on [____________], 201[_].

AMYRIS, INC.
By:
Name: Title:

EXHIBIT 1
(To be Executed by Investor in order to Convert Note)
CONVERSION NOTICE
FOR
1.5% SENIOR SECURED CONVERTIBLE NOTE DUE 2017
The undersigned, as holder of the 1.5% Senior Secured Convertible Note due 2017 of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $_________ (the “Note”), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), of the Company, accrued and unpaid interest and Make-Whole Interest, if any, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Investor for any conversion, except for transfer taxes, if any.

Conversion Information:	TOTAL ENERGIES NOUVELLES ACTIVITÉS USA: By: Print Name: Print Title: Address: [ ]Attn: [ ] Fax. No.: [ ] Issue Common Stock: at: Date of Conversion Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:       Total Energies Nouvelles Activités USA
COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:		$
Conversion Price		$
Number of shares of Common Stock =	Total dollar amount converted = Conversion Price	$
Number of shares of Common Stock =

Please issue and deliver ___ certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver ______ new Note(s) in the following amounts:

ANNEX C
MARCH 2014 LETTER AGREEMENT
Total Energies Nouvelles Activités USA
24 Cours Michelet
92800 Puteaux
France
March 29, 2014
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: Mr. John Melo, President & CEO
Reference is made to that certain Amended and Restated Master Framework Agreement (the “Framework Agreement”), dated as of December 2, 2013, by and between Amyris, Inc., a Delaware corporation (“Amyris” or the “Company”), and Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“Total”), and that certain Securities Purchase Agreement, dated as of July 30, 2012 (the “Purchase Agreement”), by and between Amyris and Total. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Framework Agreement or the Purchase Agreement.
The terms of the Framework Agreement and Purchase Agreement shall be amended as set forth below and, subject to the delivery of such notice and the satisfaction of the conditions set forth below, Total hereby waives its right to not consummate the Third Closing if it makes a “No-Go Decision” (as defined in the Framework Agreement) pursuant to Section 2.2(a) of the Framework Agreement prior to June 30, 2014, and commits to consummate the first installment of the Third Closing by no later than July 31, 2014 and the second installment of the Third Closing by no later than January 31, 2015, subject in each case to the satisfaction of the conditions of such Third Closing set forth in Section 6.2 of the Purchase Agreement and in this letter agreement (other than the condition set forth in Section 6.2(h) of the Purchase Agreement which is hereby expressly waived by Total upon the satisfaction of the Waiver Conditions (as defined below)):
1.
  The Conversion Price (as defined in the Securities) for the Securities to be issued at each installment of the Third Closing pursuant to the Purchase Agreement shall be reduced to $4.11; provided that Amyris shall, to the extent required by the rules and regulations of The NASDAQ Stock Market, obtain stockholder approval with respect to such reduction of the Conversion Price prior to consummation of the first installment of the Third Closing, in accordance with paragraph 2 below; and
2.
  As a condition to the Third Closing, to the extent required by the rules and regulations of The NASDAQ Stock Market, Amyris shall provide each stockholder entitled to vote at the next scheduled annual meeting of shareholders of Amyris (the “Stockholder Meeting”), which meeting shall held not later than July 31, 2014, a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Resolutions”) providing for Amyris’ issuance of all of the Securities to be issued in the Third Closing with a reduced Conversion Price of $4.11 in accordance with applicable law and the rules and regulations of The NASDAQ Stock Market, and Amyris shall use its commercially reasonable efforts to solicit its stockholder’s approval of the Resolutions and to cause its Board of Directors to recommend to the stockholders that they approve the Resolutions.
3.
  In connection with the closing of each installment of the Third Closing, Total shall have the right, in its sole discretion, to reject any qualification or exception to any representation, warranty, covenant or other provision (“Exception”) to Sections 3.1 (Organization and Standing), 3.3 (Power), 3.4 (Authorization), 3.5 (Consents and Approvals), 3.6 (Non-Contravention), 3.7 (The Securities), 3.8 (The Underlying Securities), 3.10 (Reporting Status), 3.13 (Legal Proceedings), 3.14 (No Violations), 3.16 (Listing Compliance), 3.18 (Financial Statements),
C-1

3.22 (No Material Adverse Change) and, except as qualified by Schedule 3.23 of the March 2013 Disclosure Letter (as defined below), 3.23 (Solvency) of the Purchase Agreement set forth in the disclosure letter to be delivered by Amyris pursuant to Article 3 of the Purchase Agreement to the extent that Total determines that such Exception is adverse to Total in any material respect.
4.
  Section 5.1(a) of the Framework Agreement is hereby amended to replace the reference to June 30, 2014 with the following:
“the later of (i) December 31, 2014 and (ii) the date on which Amyris shall have raised $75,000,000 of equity and/or convertible debt financing in one or more transactions consummated on or after March 27, 2014 (excluding for the purpose of such calculation, any Securities issued to Total under this Master Agreement and the SPA),”
5.
  Amyris shall provide Total, within 5 Business Days after the end of each calendar month, beginning with the month ending March 31, 2014 and ending with the month ending January 31, 2015, a report certified by the Chief Financial Officer of Amyris setting forth Amyris’ cash, cash equivalents and short-term investments (including distinguishing between restricted and unrestricted cash) as of the end of such calendar month, in a form that is reasonably acceptable to Total.
Clauses (1) through (5) above are referred to herein as the “Waiver Conditions.”
In connection with the execution of this letter agreement, Amyris hereby certifies that the representations and warranties set forth in Article 3 of the Purchase Agreement are true and correct in all material respects as of, and as if made on the date of this letter agreement, except as set forth in the disclosure letter supplied by Amyris to Total and dated as of the date hereof (the “March Disclosure Letter”).
This letter agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions. No amendment, modification, termination or cancellation of this letter agreement shall be effective unless it is in writing signed by the Company and Total. In the event that any provision of this letter agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this letter agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this letter agreement. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when signed by each party hereto and delivered to the other party.

Very truly yours,
TOTAL ENERGIES NOUVELLES ACTIVITÉS USA
By:	/s/ Bernard Clement
Name: Bernard Clement Title: President

Agreed to and accepted as of
the date first written above:

AMYRIS, INC.
By:	/s/ John Melo
Name: John Melo Title: President & CEO

C-2

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR all Proposals. The Board of Directors recommends a vote FOR all of the following nominees. 1. Election of the four Class I directors 01 Geoffrey Duyk Vote FOR Vote WITHHELD nominated by the Board of Directors to 02 Carole Piwnica all nominees from all nominees serve on the Board of Directors 03 Fernando de Castro Reinach (except as for a three-year term. 04 HH Sheikh Abdullah bin Khalifa Al Thani marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors recommends a vote FOR the following proposal. 2. Approval of a non-binding advisory vote of the compensation of our named executive officers. For Against Abstain The Board of Directors recommends a vote FOR the following proposal. 3. Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares. For Against Abstain The Board of Directors recommends a vote FOR the following proposal. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. For Against Abstain The Board of Directors recommends a vote FOR the following proposal. 5. Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rule 5635. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date _____________________________________ Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

AMYRIS, INC. ANNUAL MEETING OF STOCKHOLDERS Monday, May 12, 2014 3:00 p.m. Pacific Time 5885 Hollis Street Suite 100 Emeryville, California Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 12, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2014 proxy PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC. The signer of this proxy hereby appoints John Melo, Paulo Diniz and Nicholas Khadder, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Monday, May 12, 2014 at 3:00 p.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all the nominees listed on the reverse side for the Board of Directors, and FOR Proposals 2, 3, 4 and 5. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.proxypush.com/amrs 1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 11:59 p.m. (PT) on vote your proxy until 11:59 p.m. postage-paid envelope provided. May 11, 2014. (PT) on May 11, 2014. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.